UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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pSivida Corp.

(Name of Registrant as Specified in its Charter)

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480 Pleasant Street

Watertown, MA 02472

United States

November 13, 2017

Dear Fellow Stockholders,

It is our pleasure to invite you to a very important annual meeting of stockholders of pSivida Corp. (the “Company”), which will be held on Friday, December 15, 2017, at 9:00 a.m. U.S. Eastern Standard Time, at pSivida’s Corporate Headquarters, 480 Pleasant Street, Watertown, Massachusetts 02472, in order to vote on the proposals disclosed in the accompanying proxy statement.

Since my arrival at pSivida in September 2016, I, along with the Board of Directors and senior management, have worked diligently to establish a clear vision for pSivida. Our primary objectives are to become a fully integrated commercial stage pharmaceutical enterprise and to increase the utilization of our proprietary technology. In order to achieve these two objectives, which should result in increased stockholder returns compared to historical results, we set a number of near- and long-term goals. I am pleased to report that we have met or exceeded all of these goals first shared with you in late 2016:

•	We completed and reported that our three-year treatment for posterior segment uveitis successfully achieved its primary efficacy endpoint in the second Phase 3 study;

•	We consummated a European out-license for our Durasert three-year posterior segment uveitis product candidate, transferring regulatory and commercialization responsibility in that territory to Alimera;

•	In addition, we further amended our existing Alimera collaboration agreement to convert the previous profit share arrangement for ILUVIEN® for DME to a tiered sales-based royalty, providing improved and more predictable long-term revenue generation;

•	We have entered into three new feasibility study agreements with pharmaceutical companies for front of the eye (glaucoma) and back of the eye diseases. These agreements leverage our proven Durasert technology and expand potential future sources of non-dilutive funding; and

•	In collaboration with Hospital for Special Surgery (HSS), we completed patient enrollment in a Phase I investigator-sponsored study for pain relief of knee osteoarthritis (OA).

Our progress has accelerated and our trajectory has changed, for the better. The reprioritization of pSivida’s development and collaboration programs continues to increase the number of opportunities to accelerate our growth. Over the next few months, we have a number of key milestones, the most significant of which, of course, is filing our New Drug Application (NDA) for Durasert three-year posterior segment uveitis. We have received positive input from the U.S. Food and Drug Administration (FDA), are executing our submission plan and expect to file the NDA in late December 2017 or early January 2018. Other milestones include the 12-month efficacy read out for our second Phase 3 study in the first half of calendar 2018 and, similar to 2017, we expect leading uveitis experts to continue presenting clinical study data at leading medical conferences and reinforcing positive clinical outcomes.

In addition to our Durasert three-year posterior segment uveitis product candidate, we are also excited about the potential for our shorter duration nine-month Durasert product candidate. We know retina specialists generally prefer drug treatments that offer multiple dosing options, and uveitis is no exception. Consequently, we believe this could have significant value to them as they treat their patients. In market research that we performed and shared with you earlier this year, physicians were very favorably inclined to use both shorter-duration and three-year duration treatment regimens for their uveitis patients.

Most importantly, we have commenced commercial planning for our potential posterior segment uveitis launch in the U.S market that, assuming a normal FDA review period and approval, could occur as early as the calendar 2019 first quarter. As I have communicated previously, commercializing this asset directly in the U.S. requires upfront investment, but positions pSivida for long-term profitability and growth. We believe launching Durasert three-year posterior segment uveitis ourselves is critical to driving revenue, future profitability and stockholder returns. Furthermore, we have the leadership team in place to maximize the U.S. commercial opportunity, a team that has previously launched dozens of drugs and generated significant revenue. Uveitis, which is the third leading cause of blindness in the developed world, has a relatively modest prevalence and small number of specialized physicians who treat it. Therefore, we anticipate launching with a small, highly focused contract field force, thereby limiting our commercial cost outlays.

Our operating performance these past 12 months demonstrates that we are working hard to ensure that the Company’s potential is fully realized. We are optimistic that, if approved by the FDA, the combination of our low cost of goods and a fair price should allow us to achieve a profitable product within a few years from launch and to begin to provide our stockholders a better rate of return compared to our historical global out-license strategy. We have proven technology, leadership and in-depth scientific know-how, and I am confident in our ability to continue executing on our deliverables.

In connection with this annual meeting, all stockholders and holders of CHESS Depositary Interests (“CDIs”) are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, we urge you to submit your proxy card or CDI voting instruction form as soon as possible so that your shares (or shares underlying your CDIs) can be voted at the meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the proxy card or CDI voting instruction form.

We are delivering paper copies of our proxy materials to all of our stockholders and CDI holders. In addition, the Notice of Annual Meeting, proxy statement, proxy card and CDI voting instruction form are available on the following websites: www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

Your vote is very important and we encourage you to vote promptly and affirmatively for the proposals. As a Delaware corporation and under our bylaws, a minimum of one-third of our outstanding shares of common stock (including shares underlying our outstanding CDIs) must be present in person or represented by proxy at the meeting in order for the meeting to be considered valid. You may vote your shares online, by telephone or by mailing a completed proxy card if you elect to receive the proxy materials by mail. Instructions regarding each method of voting are provided on the proxy card. CDI holders may vote the shares underlying their CDIs only by written instruction to the CDI depositary. If you hold your shares through an account with a brokerage firm, bank or other nominee, please follow the instructions you receive from them to vote your shares.

Yours sincerely,

Nancy Lurker

President and Chief Executive Officer

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This letter to stockholders includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward looking statements. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties inherent in our business including, without limitation: our ability to achieve profitable operations and access to needed capital; fluctuations in our operating results; successful commercialization of, and receipt of revenues from, ILUVIEN for diabetic macular edema, which depends on Alimera’s ability to continue as a going concern; Alimera’s ability to obtain marketing approvals and the effect of pricing and reimbursement decisions on sales of ILUVIEN; the number of clinical trials and data required for the Durasert three-year uveitis marketing approval application in the United States; our ability to file and the timing of filing and acceptance of the Durasert three-year uveitis NDA in the United States; our ability to use data in a United States NDA from clinical trials outside the United States; our ability to successfully commercialize Durasert three-year uveitis, if approved, in the United States; potential off-label sales of ILUVIEN for uveitis; consequences of fluocinolone acetonide side effects; the development of our next-generation Durasert shorter-duration treatment for posterior segment uveitis; potential declines in Retisert® royalties; efficacy and our future development of an implant to treat severe osteoarthritis; our ability to successfully develop product candidates, initiate and complete clinical trials and receive regulatory approvals; our ability to market and sell products; the success of current and future license agreements, including our agreement with Alimera; termination or breach of current license agreements, including our agreement with Alimera; our dependence on contract research organizations, vendors and investigators; effects of competition and other developments affecting sales of products; market acceptance of products; effects of guidelines, recommendations and studies; protection of intellectual property and avoiding intellectual property infringement; retention of key personnel; product liability; industry consolidation; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; effects of the potential United Kingdom exit from the European Union; legislative or regulatory changes; volatility of stock price; possible dilution; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. You should read and interpret any forward-looking statements in light of these risks. Should known or unknown risks materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected in the forward-looking statements. You should bear this in mind as you consider any forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 15, 2017

Dear Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of pSivida Corp. (the “Company”) will be held on Friday, December 15, 2017, at 9:00 A.M. U.S. Eastern Standard Time, at the Company’s Corporate Headquarters, 480 Pleasant Street, Watertown, Massachusetts 02472, for the following purposes:

1.	To elect seven directors to the Company’s board of directors.

2.	For the purposes of Australian Securities Exchange (“ASX”) Listing Rule 7.4 and for all other purposes, to ratify the issuance of 5,843,313 shares of Company common stock, par value US$0.001 per share (the “Common Stock”) between July 24, 2017 and October 27, 2017 on the terms and conditions disclosed in the accompanying proxy statement to refresh the Company’s capacity to issue shares of Common Stock without prior stockholder approval pursuant to ASX Listing Rule 7.1.

3.	For the purposes of ASX Listing Rule 7.1A and for all other purposes, to approve the issuance of equity securities up to 10% of the issued capital of the Company (calculated in accordance with the formula prescribed in ASX Listing Rule 7.1A) on the terms and conditions disclosed in the accompanying proxy statement.

4.	For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of 240,000 stock options, 120,000 restricted stock units and 115,000 performance stock units to Nancy Lurker on the terms disclosed in the accompanying proxy statement.

5.	For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of 20,000 stock options and 17,500 deferred stock units to David J. Mazzo on the terms disclosed in the accompanying proxy statement.

6.	For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of 20,000 stock options and 12,500 deferred stock units to Michael W. Rogers on the terms disclosed in the accompanying proxy statement.

7.	For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of 20,000 stock options and 12,500 deferred stock units to Douglas Godshall on the terms disclosed in the accompanying proxy statement.

8.	For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of 20,000 stock options and 12,500 deferred stock units to James Barry on the terms disclosed in the accompanying proxy statement.

9.	For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of 20,000 stock options and 12,500 deferred stock units to Jay Duker on the terms disclosed in the accompanying proxy statement.

10.	For the purposes of ASX Listing Rule 10.14 and for all other purposes, to approve the grant of 40,000 stock options to Kristine Peterson on the terms disclosed in the accompanying proxy statement.

11.	To approve, on an advisory basis, the Company’s executive compensation as disclosed in the accompanying proxy statement.

12.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2018.

13.	To transact such other business as may properly come before the meeting or any adjournment or postponement of the Annual Meeting.

The Company’s Board of Directors recommends that stockholders vote FOR ALL on Proposal No. 1 and FOR Proposal Nos. 2 through 12, except for Nancy Lurker (with respect to Proposal No. 4 only), David J. Mazzo (with respect to Proposal No. 5 only), Michael W. Rogers (with respect to Proposal No. 6 only), Douglas Godshall (with respect to Proposal No. 7 only), James Barry (with respect to Proposal No. 8 only), Jay Duker (with respect to Proposal No. 9 only), and Kristine Peterson (with respect to Proposal No. 10 only), each of whom abstains from making a recommendation with respect to the specified Proposal due to his or her interest in that Proposal.

Stockholders of record and holders of record of CHESS Depositary Interest (“CDIs”) at the close of business on November 10, 2017 (U.S. Eastern Standard Time), the record date of the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement of the meeting. A list of stockholders as of the record date will be available for stockholder inspection at the Annual Meeting and at the Company’s executive offices at 480 Pleasant Street, Watertown, Massachusetts 02472 during normal business hours from November 10, 2017 to the date of the Annual Meeting. CDI holders may instruct CHESS Depositary Nominees Pty Limited, the record holder of the Common Stock underlying the CDIs, to vote on their behalf in accordance with the voting procedures set forth in the accompanying proxy statement and the CDI voting instruction form.

The accompanying proxy statement includes further details with respect to the proposals to be considered at the Annual Meeting. This notice of Annual Meeting and the accompanying proxy statement contain important information and should be read in their entirety. If you are in doubt as to how you should vote at the Annual Meeting, you should seek advice from your legal counsel, accountant or other professional adviser prior to voting.

By Order of the Board of Directors

John D. Mercer

Secretary

November 13, 2017

Watertown, Massachusetts

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PROXY STATEMENT	1

SOLICITATION AND VOTING	1

VOTING INSTRUCTIONS	3

PROPOSAL 1: ELECTION OF SEVEN DIRECTORS	5

DIRECTORS AND EXECUTIVE OFFICERS	6

CORPORATE GOVERNANCE	15

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION	20

PROPOSAL 2: RATIFICATION OF THE ISSUANCE OF 5,843,313 SHARES OF COMMON STOCK PURSUANT TO ASX LISTING RULE 7.4 TO REFRESH OUR CAPACITY TO ISSUE SHARES OF COMMON STOCK WITHOUT PRIOR STOCKHOLDER APPROVAL PURSUANT TO ASX LISTING RULE 7.1	49

PROPOSAL 3: APPROVAL OF AN ADDITIONAL 10% PLACEMENT CAPACITY	51

PROPOSAL 4: APPROVAL OF THE GRANT OF STOCK OPTIONS, RESTRICTED STOCK UNITS AND PERFORMANCE STOCK UNITS TO NANCY LURKER	56

PROPOSALS 5-10: APPROVAL OF THE GRANT OF STOCK OPTIONS AND/OR DEFERRED STOCK UNITS TO OUR NON-EXECUTIVE DIRECTORS	58

PROPOSAL 11: ADVISORY VOTE ON EXECUTIVE COMPENSATION	60

PROPOSAL 12: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	61

INFORMATION ABOUT STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS	63

HOUSEHOLDING OF PROXY MATERIALS	63

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K	63

OTHER BUSINESS	64

PROXY STATEMENT FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 15, 2017

Our Board of Directors (the “Board”) is soliciting your proxy for use at the annual meeting of stockholders (the “Annual Meeting”), to be held on Friday, December 15, 2017, at 9:00 A.M. U.S. Eastern Standard Time at our Corporate Headquarters, 480 Pleasant Street, Watertown, Massachusetts 02472, or any adjournment or postponement thereof, for the purposes set forth in the accompanying notice and this proxy statement. This proxy statement relates to the solicitation of proxies by the Board for use at the Annual Meeting.

In this proxy statement, the words “pSivida,” “the Company,” “we,” “our,” “ours,” “us” and similar terms refer to pSivida Corp., unless the context indicates otherwise.

On or about November 15, 2017, we began sending this proxy statement, the attached Notice of 2017 Annual Meeting of Stockholders, proxy card, CDI Voting Instruction Form and Annual Report, which includes our financial statements for the fiscal year ended June 30, 2017 (“Annual Report”), to all stockholders entitled to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON DECEMBER 15, 2017: We are delivering to all stockholders paper copies of all proxy materials. In addition, a complete set of proxy materials relating to the Annual Meeting is available on the Internet. These materials, consisting of the notice of Annual Meeting, this proxy statement, the Annual Report for our fiscal year ended June 30, 2017, proxy card and CDI voting instruction form, are available on the following websites: www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.

SOLICITATION AND VOTING

Voting Rights and Procedures

Only those stockholders of record and holders of record of CHESS Depositary Interests (“CDIs”) as of the close of business on November 10, 2017 (U.S. Eastern Standard Time), the record date, will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof. Those persons holding CDIs are entitled to receive notice of and attend the Annual Meeting and may instruct CHESS Depositary Nominees Pty Limited (“CDN”) to vote at the meeting by following the instructions on the CDI voting instruction form.

As of the record date, we had 45,200,312 shares of our common stock, par value US$0.001 per share (the “Common Stock”), outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder as of the close of business on the record date is entitled to one vote for each share of Common Stock held by such stockholder. Each CDI holder as of the close of business on the record date is entitled to direct CDN, the record holder of the Common Stock underlying our CDIs, to vote one share for every CDI held by such holder.

Broker Non-Votes

If you are a beneficial owner of shares held by a broker, bank, trust or other nominee and you do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when the broker is not permitted under applicable stock exchange rules to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters.

At the Annual Meeting, Proposal Nos. 1 through 11 are considered “non-routine” matters while Proposal No. 12 is considered a “routine” matter. Therefore, if you are a beneficial owner of shares held in street name and do not provide voting instructions, your shares will not be voted on Proposal Nos. 1 through 11 and a broker non-vote will occur on these matters. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered voting power present with respect to that proposal. Thus, broker non-votes will not affect the outcome of Proposal Nos. 1 through 11, assuming that a quorum is obtained.

Quorum

A “quorum” is necessary to conduct business at the Annual Meeting. One-third of the outstanding shares of our Common Stock entitled to vote, whether present in person or represented by proxy, shall constitute a quorum for the transaction of business at the meeting. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum at the Annual Meeting. If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

Voting Requirements

•	Proposal No. 1: Elect seven directors to the Board. Votes may be cast: FOR ALL nominees, WITHHOLD ALL nominees or FOR ALL EXCEPT those nominees noted by you on the appropriate portion of your proxy or voting instructions. A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting is required to elect director nominees, and as such, the seven nominees who receive the greatest number of votes of the shares present in person or presented by proxy at the Annual Meeting will be elected. Broker non-votes and abstentions will have no effect on the outcome of this proposal.

•	Proposal No. 2: Ratify the issuance of 5,843,313 shares of Common Stock between July 24, 2017 and October 27, 2017 pursuant to Australian Securities Exchange (“ASX”) Listing Rule 7.4 on the terms and conditions disclosed in this proxy statement to refresh our capacity to issue shares of Common Stock without prior stockholder approval pursuant to ASX Listing Rule 7.1. Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 2 requires the affirmative vote of a majority of the votes properly cast on the matter. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will have the effect of an AGAINST vote on this proposal.

•	Proposal No. 3: Approve the issuance of equity securities up to 10% of our issued capital (calculated in accordance with the formula prescribed in ASX Listing Rule 7.1A) on the terms and conditions disclosed in this proxy statement. Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 3 requires the affirmative vote of at least 75% of the votes properly cast on the matter. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will have the effect of an AGAINST vote on this proposal.

•	Proposal No. 4: Approve the grant of stock options, restricted stock units and performance stock units to Nancy Lurker on the terms disclosed in this proxy statement. Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 4 requires the affirmative vote of a majority of the votes properly cast on the matter. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will have the effect of an AGAINST vote on this proposal.

•

Proposal Nos. 5-9: Approve the annual grants of stock options and deferred stock units to each of David J. Mazzo, Michael W. Rogers, Douglas Godshall, James Barry and Jay Duker on the terms disclosed in this proxy statement. Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of Proposal Nos. 5 through 9 requires the affirmative vote of a majority of the votes properly cast on the matter. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will have the effect of an AGAINST vote on this proposal.

•	Proposal No. 10: Approve the initial grant of stock options to Kristine Peterson on the terms disclosed in this proxy statement. Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 10 requires the affirmative vote of a majority of the votes properly cast on the matter. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will have the effect of an AGAINST vote on this proposal.

•	Proposal No. 11: Approve, on an advisory basis, our executive compensation as disclosed in this proxy statement. Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 11 requires the affirmative vote of a majority of the votes properly cast on the matter. Broker non-votes will have no effect on the outcome of this proposal, and abstentions will have the effect of an AGAINST vote on this proposal.

•	Proposal No. 12: Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2018. Votes may be cast: FOR, AGAINST or ABSTAIN. The approval of this Proposal No. 12 requires the affirmative vote of a majority of the votes properly cast on the matter. Broker non-votes will not occur in connection with this proposal because brokers, banks, trustees and other nominees have discretionary voting authority to vote shares on the ratification of independent registered public accounting firms under stock exchange rules without specific instructions from the beneficial owner of such shares. Abstentions will have the effect of an AGAINST vote on this proposal.

Proxy Solicitation

We will bear the cost of preparing, assembling, printing, mailing, and distributing these proxy materials. If you choose to vote over the Internet, you are responsible for Internet access charges you may incur. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We have retained The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and to provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed US$15,000. In addition to soliciting stockholders through our employees, we will request banks, brokers and other intermediaries holding shares of our Common Stock beneficially owned by others to solicit the beneficial owners and will reimburse them for their reasonable expenses in doing so.

VOTING INSTRUCTIONS

Voting Process for Stockholders

All shares of our Common Stock represented by a properly executed proxy received before the time indicated on the proxy will, unless the proxy is revoked, be voted in accordance with the instructions indicated on the proxy. If no instructions are indicated on the proxy, the shares will be voted as the proxy holder nominated on the proxy card determines, or, if no person is nominated, the shares will be voted “FOR ALL” on Proposal No. 1 and “FOR” on Proposal Nos. 2 through 12 in accordance with the Board’s recommendations on each proposal. The persons named as proxies will vote on any other matters properly presented at the Annual Meeting in accordance with their best judgment.

Shares held directly in your name as the stockholder of record may be voted in person at the Annual Meeting. If you choose to vote in person, please bring proof of identification. Even if you plan to attend the Annual Meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the Annual Meeting. Shares held in street name through a brokerage account or by a bank or other nominee may be voted in person by you if you obtain a valid proxy from the record holder giving you the right to vote the shares. CDI holders may attend the meeting, but cannot vote in person at the meeting.

Stockholders may submit a proxy in any of the following three ways:

•	By Internet: You may submit a proxy by Internet 24 hours a day through 1:00 a.m., December 15, 2017 (U.S. Eastern Standard Time) by following the instructions that are included on your enclosed proxy card. If you submit a proxy by Internet, you do not need to return your proxy card.

•	By Telephone: You may submit a proxy by telephone 24 hours a day through 1:00 a.m., December 15, 2017 (U.S. Eastern Standard Time) by following the instructions that are included on your enclosed proxy card. If you submit a proxy by telephone, you do not need to return your proxy card.

•	By Mail: You may submit a proxy by signing and returning the enclosed proxy card as indicated.

You may revoke your proxy at any time before it is voted by properly executing and delivering a later-dated proxy card, by later submitting a proxy by Internet or telephone, by delivering a written revocation to our Secretary or by attending the Annual Meeting, requesting a return of your proxy and voting in person.

Although we encourage stockholders to submit a proxy by Internet, telephone or mail, whether or not they attend the Annual Meeting, stockholders also may vote by attending, and voting in person at, the Annual Meeting.

Voting Process for CDI Holders

CDI holders may cause the shares of common stock underlying their CDIs to be voted only by their written instructions to CDN. CDI holders should complete, sign and return the CDI Voting Instruction Form.

Computershare will collect and process voting instructions from CDI holders. Computershare must receive the CDI Voting Instruction Form, completed and returned in accordance with the instructions provided on the form, by no later than 1:00 p.m. December 13, 2017 Australian Western Standard Time (AWST).

A CDI holder may revoke a CDI Voting Instruction Form by delivering to Computershare, no later than 1:00 p.m. December 13, 2017 (AWST), a new CDI Voting Instruction Form or a written notice of revocation, in either case bearing a later date than the CDI Voting Instruction Form previously sent.

CDI holders may attend the Annual Meeting, but cannot vote in person at the Annual Meeting.

PROPOSAL 1

ELECTION OF SEVEN DIRECTORS

The Board currently consists of seven directors, David J. Mazzo, Nancy Lurker, Michael W. Rogers, Douglas Godshall, James Barry, Jay Duker and Kristine Peterson. Each of these directors has been nominated by the Board for election at the Annual Meeting. Each nominee, if elected, will hold office until our 2018 Annual Meeting of Stockholders and until his or her successor is duly elected and qualified, or until he or she sooner dies, resigns or is removed. The proposed nominees are not being nominated pursuant to any arrangement or understanding with any person. We do not anticipate that any nominee will become unavailable to serve.

Biographical information and the attributes, skills and experience of each nominee that led our Governance and Nominating Committee and Board to determine that such nominee should serve as a director are discussed in the “Directors and Executive Officers” section of this proxy statement.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ALL ON PROPOSAL NO. 1 TO ELECT DAVID J. MAZZO, NANCY LURKER, MICHAEL W. ROGERS, DOUGLAS GODSHALL, JAMES BARRY, JAY DUKER AND KRISTINE PETERSON TO THE BOARD.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our Board of Directors, or the Board, consists of seven (7) members. The term of each director expires each year at our Annual Meeting of Stockholders. Each director also continues to serve as a director until his or her successor is duly elected and qualified, or until he or she sooner dies, resigns, or is removed. The following table sets forth the name, age, director service period and position of each of our current directors, as of October 30, 2017:

Name	Age	Position	Director Since
David Mazzo	60	Chairman of the Board of Directors	2005
Nancy Lurker	59	President and Chief Executive Officer and Director	2016
Michael Rogers	57	Director	2005
Douglas Godshall	53	Director	2012
James Barry	58	Director	2014
Jay Duker	59	Director	2016
Kristine Peterson	58	Director	2017

Set forth below for each current director is a list of Board Committee memberships and a description of his or her business experience, qualifications, education and skills that led our Board to conclude that such individual should serve as a member of our Board:

David J. Mazzo, Ph.D.

Chairman of the Board, Chairman of the Compensation Committee and member of the Governance and Nominating Committee and the Science Committee

Dr. Mazzo has been the Chief Executive Officer and a director of Caladrius Biosciences, Inc., a Nasdaq Stock Market LLC, or NASDAQ, listed company, since January 2015. Caladrius is a clinical stage development company with a pipeline of cell therapy product candidates in autoimmune disease (type I diabetes) and select cardiovascular indications. Prior to joining Caladrius, Dr. Mazzo served from August 2008 to October 2014 as Chief Executive Officer and as a member of the board of directors of Regado Biosciences, Inc., a NASDAQ-listed biopharmaceutical company focused on the development of novel antithrombotic drug systems for acute and sub-acute cardiovascular indications. Prior to his leading Regado, from March 2007 to April 2008, Dr. Mazzo was President, Chief Executive Officer and a director of Æterna Zentaris, Inc., a publicly held international biopharmaceutical company. From 2003 until 2007, Dr. Mazzo served as President, Chief Executive Officer and a director of Chugai Pharma USA, LLC, a biopharmaceutical company which was the U.S. subsidiary of Chugai Pharmaceutical Co., Ltd. of Japan. Dr. Mazzo has also held senior management and executive positions in research and development and/or directorships with the Essex Chimie European subsidiary at Schering-Plough Corporation, a publicly held pharmaceutical company that was subsequently acquired by Merck & Co., Inc.; Hoechst Marion Roussel, Inc., the U.S. subsidiary of Hoechst AG, which was subsequently acquired by Sanofi, a multinational pharmaceuticals company; and Rhone-Poulenc Rorer, Inc., a subsidiary of Rhone-Poulene SA, a French pharmaceuticals company, which was subsequently acquired by Hoechst AG. He also previously served on the board of directors of Avanir Pharmaceuticals, Inc., a specialty pharmaceutical company, from 2005 until Avanir was sold to Otsuka Holdings in 2015. Dr. Mazzo earned a B.A. in the Honors Program (Interdisciplinary Humanities) and a B.S. in Chemistry from Villanova University. In addition, Dr. Mazzo received his M.S. in chemistry and his Ph.D. degree in analytical chemistry from the University of Massachusetts, Amherst. He was also a research fellow at the Ecole Polytechnique Federale de Lausanne, Switzerland. We believe Dr. Mazzo is qualified to serve on our Board because his extensive experience as an executive officer and director in the life sciences industry, his understanding of the strategic and regulatory environment in which we conduct our business, his lengthy track record in global product development, his Ph.D. in analytical chemistry and his broad scientific and managerial background provide him expertise in the oversight of companies in this sector and the ability to guide such companies through varying operating climates.

Nancy Lurker

President and Chief Executive Officer

Ms. Lurker has been our President and Chief Executive Officer since September 2016. From 2008 to 2015, Ms. Lurker served as President and Chief Executive Officer and a director of PDI, Inc., a NASDAQ-listed healthcare commercialization company now named Interpace Diagnostics Group, Inc. From 2006 to 2007, Ms. Lurker was Senior Vice President and Chief Marketing Officer of Novartis Pharmaceuticals Corporation, the U.S. subsidiary of Novartis AG. From 2003 to 2006, she served as President and Chief Executive Officer of ImpactRx, Inc., a privately held healthcare information company. From 1998 to 2003, Ms. Lurker served as Group Vice President, Global Primary Care Products and Vice President, General Therapeutics for Pharmacia Corporation (Pharmacia), now a part of Pfizer, Inc. She also served as a member of Pharmacia’s U.S. executive management committee. Previously, Ms. Lurker spent 14 years at Bristol-Myers Squibb Company, rising from a sales representative to Senior Director, Worldwide Cardiovascular Franchise Management. Ms. Lurker serves as chair of the board of directors of X4 Pharmaceuticals, Inc. and as a member of the board of directors of the Cancer Treatment Centers of America, both privately held companies. Ms. Lurker previously served as a member of the boards of directors of publicly held Auxilium Pharmaceuticals, Inc. from 2011 to 2015 and Mallinckrodt Pharmaceuticals, plc from 2013 to 2016, in addition to serving as a director of PDI, Inc. from 2008 to 2015. Ms. Lurker received a B.S. in Biology from Seattle Pacific University and an M.B.A. from the University of Evansville. We believe Ms. Lurker is qualified to serve on our Board because of her role as our President and Chief Executive Officer, as well as her broad ranging experience in the pharmaceutical industry and her track record of maximizing the potential of new therapies and successfully implementing innovative U.S. and global drug launches, which provide her with valuable expertise and perspective on our corporate strategy, management, operations and governance.

Michael Rogers

Chairman of the Audit and Compliance Committee and member of the Compensation Committee

Mr. Rogers served as the Chief Financial Officer of Acorda Therapeutics, Inc., a biotechnology company focused on neurological disorders, from October 2013 until October 2016. From June 2009 to October 2012, Mr. Rogers served as Executive Vice President and Chief Financial Officer of BG Medicine, Inc., a company focused on the development of novel biomarker-based diagnostics. Mr. Rogers was Executive Vice President, Chief Financial Officer and Treasurer of Indevus Pharmaceuticals Inc., a specialty pharmaceutical company, from February 1999 until April 2009. Mr. Rogers was previously Executive Vice President and Chief Financial and Corporate Development Officer at Advanced Health Corporation, a health care information technology company, Vice President, Chief Financial Officer and Treasurer of AutoImmune, Inc., a biopharmaceutical company, and Vice President, Investment Banking at Lehman Brothers, Inc. and at PaineWebber, Inc. Mr. Rogers is the chairman of the board of directors of Keryx Biopharmaceuticals, Inc., a biopharmaceutical company focused on bringing innovative medicines to people with renal disease. Mr. Rogers was previously a director of Coronado Biosciences, Inc. We believe Mr. Rogers is qualified to serve on our Board because of his significant experience as CFO of various companies and as an investment banker have provided him with expertise in strategic transactions, corporate operations, financial management, taxes, accounting, controls, finance and financial reporting in the life sciences industry as well as valuable insight into the strategy of our company.

Douglas Godshall

Chairman of the Governance and Nominating Committee and member of the Compensation Committee

Mr. Godshall serves as President and Chief Executive Officer at Shockwave Medical, a privately held company which is creating and commercializing interventional devices designed to better address patients with problematic cardiovascular calcification. Previously, he served as the Chief Executive Officer of HeartWare International, Inc., a NASDAQ-listed company, and its predecessor HeartWare Limited, a medical device company focused on heart failure, from September 2006 until August 2016 and as director from October 2006 until August 2016. HeartWare was acquired by Medtronic PLC in August 2016. Prior to joining HeartWare Limited, Mr. Godshall served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed since 1990, including as a member of Boston Scientific’s Operating Committee. From January 2005 he served as President, Vascular Surgery, and for the prior five years as Vice President, Business Development, focused on acquisition strategies for the cardiology, electrophysiology, neuroradiology and vascular surgery divisions. Mr. Godshall has a Bachelor of Arts in Business from Lafayette College and Masters of Business Administration from Northeastern University. Mr. Godshall has served on the board of directors of Vital Therapies, Inc., a public company traded on NASDAQ that develops cell-based therapies for the treatment of liver disease, since May 2013, and the board of directors of the Medical Device Manufacturers Association, a national trade association, since May 2014. We believe Mr. Godshall is qualified to serve on our Board because his managerial experience at public, life sciences companies provides him insights as a successful life sciences entrepreneur with in-depth knowledge of medical product strategy and development.

James Barry, Ph.D.

Member of the Audit and Compliance Committee and the Science Committee

Dr. Barry has been the President and Chief Executive Officer of InspireMD, a global medical device company focused on the development and commercialization of vascular products, since June 2016 and has served on the board of directors of Inspired MD since January 2011. Prior to this, he served as the Executive Vice President and Chief Operating Officer of InspireMD. Prior to joining InspireMD, Dr. Barry served as Executive Vice President and Chief Operating Officer of Arsenal Medical from August 2011 until September 2012, and as President and CEO and Director from September 2012 until December 2013. Dr. Barry has been the Principal Founder at Convergent Biomedical Group since September 2010. Dr. Barry served in various executive and managerial positions at Boston Scientific Corporation, where he had been employed from 1992 until 2010, including as a member of Boston Scientific’s Operating Committee. From 2007 through 2010 he served as Senior Vice President, Corporate Technology Development, responsible for the global research and development function, and for the prior six years he served as Vice President, Corporate Research and Advanced Technology Development. Dr. Barry is also a director of AgNovos Healthcare LLC and Cardiac Implants and in the past also served as a director of MicroChips Corporation. Dr. Barry has a Bachelor of Arts in Chemistry from St. Anselm College and a Ph.D. in Biochemistry from the University of Massachusetts. We believe Dr. Barry is qualified to serve on our Board because his significant experience developing products, leading research and development teams and building successful businesses, coupled with his expertise in advising clients in the pharmaceutical, biotechnology and medical device industries, brings valuable technical expertise and commercial experience to our company.

Jay Duker, M.D.

Chairman of the Science Committee and member of the Governance and Nominating Committee

Dr. Duker is the Director of the New England Eye Center, where he has served in various capacities since 1992. He is also Professor and Chairman of Ophthalmology at Tufts Medical Center and Tufts University School of Medicine. He has published more than 200 journal articles related to ophthalmology and is co-author of Yanoff and Duker’s Ophthalmology, a best-selling ophthalmic text. Dr. Duker is co-founder of three companies, including Hemera Biosciences, Inc., a privately held company seeking to develop anti-compliment gene-based therapies for the treatment of dry and wet age-related macular degeneration. Dr. Duker serves as a director of Hemera and Eleven Biotherapeutics, a publicly held biopharmaceutical company advancing a broad pipeline of novel anti-cancer agents based on its Targeted Protein Therapeutics. Dr. Duker received an A.B. from Harvard University and an M.D. from the Jefferson Medical College of Thomas Jefferson University. We believe Dr. Duker is qualified to serve on our Board because his extensive clinical and academic experience and expertise in ophthalmology coupled with his leadership as co-founder of other life sciences companies provide him with valuable clinical, scientific and commercial insight to bring to our company.

Kristine Peterson

Member of the Audit and Compliance Committee and the Governance and Nominating Committee

Ms. Peterson has over 30 years of healthcare industry experience. She most recently served from 2009 to 2016 as Chief Executive Officer of Valeritas, Inc., a medical technology company focused on innovative drug delivery systems, and as a strategic advisor to Valeritas until August 2017. Prior to that, Ms. Peterson served as Company Group Chair of Johnson & Johnson’s biotech groups from 2006 to 2009, and as Executive Vice President of Johnson & Johnson’s global strategic marketing organization from 2004 to 2006. Prior to that, she served as Senior Vice President, Commercial Operations for Biovail Corporation, a pharmaceutical company, and President of Biovail Pharmaceuticals from 2003 to 2004. Ms. Peterson began her career at Bristol-Myers Squibb, holding assignments of increasing responsibility spanning marketing, sales and general management, including running a cardiovascular / metabolic business unit and a generics division. Ms. Peterson is also a director of Paratek Pharmaceuticals, Inc., Immunogen, Inc. and Amarin Corporation plc, and within the past five years also served as a director of Valeritas, Inc. Ms. Peterson earned a B.S. and M.B.A. from the University of Illinois at Champaign Urbana. We believe Ms. Peterson is qualified to serve on our Board because of her extensive executive management and sales and marketing experience in both large, multinational pharmaceutical and smaller biotechnology companies, in particular as it relates to later-stage development and commercialization, as well as her other public company board experience.

Executive Officers

Each of our executive officers holds office until the first meeting of our Board following the next annual meeting of stockholders and until such officer’s respective successor is chosen and qualified, unless a shorter period shall have been specified by the terms of such officer’s election or appointment. The following table sets forth information about our executive officers:

Name	Age	Position
Nancy Lurker	59	President and Chief Executive Officer
Deb Jorn	59	Executive Vice President, Corporate and Commercial Development
Dario Paggiarino	60	Vice President, Chief Medical Officer
Leonard S. Ross	67	Vice President, Finance and Chief Accounting Officer and Principal Financial Officer

Nancy Lurker

Please refer to the section entitled “Directors, Executive Officers and Corporate Governance—Directors” above for Ms. Lurker’s biographical information.

Deb Jorn

Ms. Jorn has served as our Executive Vice President of Corporate and Commercial Development since November 2016. From 2013 to 2016, Ms. Jorn was EVP and Company Chair at Valeant Pharmaceuticals, and previously served from 2010 to 2013 as Chief Marketing Officer at Bausch & Lomb. From 2004 to 2010, Ms. Jorn was Group VP of Women’s Healthcare and Fertility at Schering Plough. From 2002 to 2004, she served as the Worldwide VP of Internal Medicine and Early Commercial Input at Johnson & Johnson. She began her career at Merck and for more than twenty years held roles of progressive responsibility in a variety of functions including R&D, regulatory, sales, and marketing. Ms. Jorn is a member of the Board of Directors for Orexigen Therapeutics, Inc. and Viveve, Inc. Ms. Jorn holds a B.A. in Biochemistry from Rutgers University and an MBA from New York University’s Stern Graduate School of Business Administration.

Dario Paggiarino

Dr. Paggiarino has served as our Vice President, Chief Medical Officer since August 2016. Prior to that, Dr. Paggiarino served since April 2013 as Senior Vice President and Chief Development Officer of Lpath, Inc., a biotechnology company focused on the discovery and development of lipidomic-based therapeutic antibodies that target bioactive signaling lipids to treat a wide range of human diseases. Dr. Paggiarino served as Vice President and Therapeutic Unit Head for retina diseases at Alcon, a division of Novartis from 2011 to 2013. He served as Executive Director of Clinical Development and Medical Affairs at Pfizer Global R&D, a division of Pfizer, Inc., from 2001 to 2011. Earlier in his career, he held research and development positions of increasing responsibility at Angelini Pharmaceuticals, Inc., an affiliate of Angelini S.p.A, a privately-owned company, ultimately serving as president and later joined Pharmacia Global R&D, a division of Pharmacia Corporation, where he was clinical program director of ophthalmology.

Leonard S. Ross

Mr. Ross has served as our Vice President, Finance and Chief Accounting Officer since July 2017, and was previously Vice President, Finance since November 2009 and before that our Corporate Controller from October 2006. Mr. Ross was designated as our principal financial officer in March 2009. From 2001 through April 2006, Mr. Ross served as Corporate Controller for NMT Medical, Inc., a medical device company. From 1990 to 1999, Mr. Ross was employed by JetForm Corporation, a developer of workflow software solutions, where he served in various capacities, including Vice President, Finance and Vice President, International Operations. Mr. Ross received a B.S. in Chemical Engineering from Tufts University, an M.B.A. from the Amos Tuck School at Dartmouth College and an M.S. in Taxation from Bentley College.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Arrangements between Officers and Directors

There is no arrangement or understanding between any of our executive officers or directors and any other person, pursuant to which such person was selected to serve as an executive officer or director, as applicable.

Board Committees

The Board has four standing committees: the Audit and Compliance Committee, the Compensation Committee, the Governance and Nominating Committee and the Science Committee. Each standing committee has a written charter. Each of the Audit and Compliance Committee, the Compensation Committee and the Governance and Nominating Committee is comprised entirely of independent directors. The Science Committee is currently comprised entirely of independent directors, but may in the future include members of our R&D organization and other members of executive management in accordance with its charter. While each committee has designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. Details concerning the role and structure of the Board and each Board committee are contained in the Corporate Governance Guidelines and the committee charters, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance.”

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for assisting the Board with oversight of our accounting and financial reporting processes, including but not limited to (i) our audit program; (ii) the integrity of our financial statements; (iii) the review and assessment of the qualifications and independence of our independent registered public accounting firm and (iv) the preparation of reports required of the Audit and Compliance Committee under the rules of the SEC. More specifically, the Audit and Compliance Committee’s responsibilities include:

•	appointing, overseeing and, if necessary, replacing the independent registered public accounting firm, including evaluating the effectiveness and independence of the firm at least annually, approving or pre-approving all audit and non-audit services provided by the firm and establishing hiring policies for employees or former employees of the firm, and also including resolving any disagreements between management and the firm regarding financial reporting;

•	reviewing with the independent registered public accounting firm the scope of, plans for and any difficulties with audits and the adequacy of staffing and compensation;

•	reviewing with the independent registered public accounting firm matters required to be communicated to audit committees in accordance with Public Company Accounting Oversight Board, or PCAOB, Auditing Standard No. 1301 Communications With Audit Committees;

•	reviewing with management and the independent registered public accounting firm our internal controls, financial and critical accounting policies (including effects of alternate United States generally accepted accounting principles, or GAAP, methods and off-balance sheet structures, if any), risk assessment and management policies;

•	reviewing with management and the independent registered public accounting firm our annual and quarterly financial statements and financial disclosure, and preparing the Audit and Compliance Committee report for inclusion in our annual proxy statement;

•	reviewing, or establishing standards for, the substance and presentation of information included in earnings press releases and other earnings guidance;

•	reviewing material pending legal proceedings and other contingent liabilities;

•	implementing appropriate control processes for accounting, disclosures and reporting, review and approval of intercompany, related party and significant unusual transactions;

•	establishing procedures for receipt, retention and treatment of complaints, including the confidential and anonymous submission of concerns by employees regarding accounting, internal accounting controls or auditing matters;

•	receiving from management a report of any significant deficiencies and material weaknesses in the design or operation of our internal controls, and any fraud involving management or other employees who have a significant role in our internal controls;

•	presenting to the Board annually an evaluation of the Audit and Compliance Committee’s performance and charter; and

•	performing such other activities as the Board or the Audit and Compliance Committee deem appropriate.

The members of the Audit and Compliance Committee are Mr. Rogers (chair), Dr. Barry and Ms. Peterson. Each of Mr. Rogers, Dr. Barry and Mr. Godshall was a member of the Audit and Compliance Committee for the entirety of fiscal 2017. Ms. Peterson has served on the committee since July 1, 2017, replacing Mr. Godshall.

The Board has determined that all current and fiscal 2017 members of the Audit and Compliance Committee are independent for purposes of service on the Audit and Compliance Committee as provided in SEC, NASDAQ and Australian Securities Exchange (ASX) rules, as applicable. The Board also has determined that Mr. Rogers and Ms. Peterson are audit committee financial experts.

The Audit and Compliance Committee met five times during the fiscal year ended June 30, 2017.

Compensation Committee

The Compensation Committee is responsible for (i) discharging the Board’s responsibilities relating to executive compensation, (ii) overseeing our compensation and employee benefits plans and practices, including incentive, equity-based and other compensatory plans in which executive officers and key employees participate and (iii) producing a report on executive compensation as required by the SEC. More specifically, the Compensation Committee’s responsibilities include:

•	developing and periodically reviewing compensation policies and practices applicable to executive officers;

•	determining and approving the compensation of the CEO and other executive officers;

•	supervising, administering and evaluating incentive, equity-based and other compensatory plans of our company in which executive officers and key employees participate, including approving guidelines and size of grants and awards, making grants and awards, interpreting and promulgating rules relating to the plans, modifying or canceling grants or awards, designating employees eligible to participate and imposing limitations and conditions on grants or awards;

•	reviewing and approving, subject to stockholder approval as required by any applicable law, regulation or NASDAQ rule, the creation or amendment of any incentive, equity-based and other compensatory plans of our company in which executive officers and key employees participate (other than amendments to tax-qualified employee benefit plans and trusts, and any supplemental plans thereunder, that do not substantially alter the costs of such plans to our company or are to conform such plans to applicable laws or regulations) and all related policies and programs;

•	reviewing and approving any employment agreements, severance arrangements, change-in-control arrangements or special or supplemental employee benefits, and any material amendments to any of the foregoing, applicable to executive officers and other employees of our company;

•	making individual determinations and granting any shares, stock options or other equity-based awards under all equity-based compensation plans that are outside approved guidelines for such grants, and exercising such power and authority as may be required or permitted under such plans;

•	annually evaluating the performance of the Compensation Committee;

•	annually reviewing and reassessing the charter of the Compensation Committee and, if appropriate, recommending changes to the Board;

•	annually evaluating the adequacy of directors’ compensation and the composition of such compensation;

•	reviewing the Compensation Discussion & Analysis to be included in our annual proxy statement or Annual Report on Form 10-K and issuing a Compensation Committee report thereon as required by the SEC to be included in our annual proxy statement or Annual Report on Form 10-K filed with the SEC;

•	reviewing significant risks or exposures facing us and discussing the relationship, if any, between these risks and our compensation policies and practices, as well as appropriate means through compensation policy to mitigate these risks;

•	performing such other duties and responsibilities as may be assigned to the Compensation Committee by the Board or as designated in plan documents; and

•	forming and delegating authority to subcommittees, comprised of one or more members of the Compensation Committee, when the Compensation Committee deems appropriate.

The members of the Compensation Committee are Dr. Mazzo (chair), Mr. Rogers and Mr. Godshall, each of whom was a member of the Compensation Committee for the entirety of fiscal 2017.

The Compensation Committee met seven times during the fiscal year ended June 30, 2017.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for (i) identifying and recommending to the Board individuals qualified to serve as directors, (ii) advising the Board with respect to the Board composition and procedures, (iii) overseeing the evaluation of the Board and (iv) developing and maintaining our corporate governance policies. The Governance and Nominating Committee has periodically engaged third parties to identify and evaluate candidates qualified to serve as our directors and may continue to do so in the future. More specifically, the Governance and Nominating Committee’s responsibilities include:

•	identifying, recruiting and interviewing candidates for Board membership;

•	reviewing the background and qualifications of individuals being considered as director candidates;

•	developing and recommending to the Board guidelines and criteria to determine the qualifications of directors;

•	recommending to the Board the director nominees for election by the stockholders or appointment by the Board to fill any vacancies pursuant to the our By-Laws;

•	reviewing and considering candidates for election submitted by stockholders;

•	reviewing the suitability for continued service as a director of each Board member when his or her term expires, and recommending whether or not the director should be re-nominated;

•	monitoring the independence (within the meaning of the NASDAQ listing requirements) of Board members and the overall Board composition;

•	reviewing periodically the size of the Board and to recommend to the Board any appropriate changes;

•	making recommendations on the frequency and structure of Board meetings and on the practices of the Board;

•	recommending to the Board the directors to be appointed to each committee of the Board, including the Governance and Nominating Committee;

•	overseeing an annual self-evaluation of the Board and its committees to determine whether the Board and its committees are functioning effectively;

•	performing such other duties and responsibilities as may be assigned to the Governance and Nominating Committee by the Board or as designated in plan documents; and

•	forming and delegating authority to subcommittees, comprised of one or more members of the Governance and Nominating Committee, when the Governance and Nominating Committee deems appropriate.

The members of the Governance and Nominating Committee are Mr. Godshall (chair), Dr. Mazzo, Dr. Duker and Ms. Peterson. Each of Mr. Godshall, Dr. Mazzo and Mr. Rogers was a member of the Governance and Nominating Committee for the entirety of fiscal 2017, with Mr. Godshall replacing Dr. Mazzo as Committee Chair on January 17, 2017. Dr. Duker was appointed to the Governance and Nominating Committee on January 17, 2017. Ms. Peterson was appointed to the Governance and Nominating Committee on July 1, 2017, replacing Mr. Rogers.

The Governance and Nominating Committee met six times during the fiscal year ended June 30, 2017.

Science Committee

The Science Committee is responsible for reviewing the science, clinical and regulatory strategy underlying our research and development programs and making recommendations to the Board on key strategic and tactical issues relating to our research and development activities. More specifically, the Science Committee’s responsibilities include:

•	reviewing the science and clinical and regulatory strategy underlying the major research and development programs, including publication strategies;

•	reviewing our significant medical affairs strategies and initiatives;

•	reviewing the annual research and development budget and allocation of resources to discovery and development programs;

•	reviewing the capacity and skill set of the research development organization;

•	reviewing the implications for the research and development organization of significant business development transactions, including mergers, acquisitions, licensing and collaborative agreements;

•	reviewing the progress toward achievement of key research and development milestones; and

•	reviewing the interactions of the research and development organization with health care providers and regulatory bodies, especially as with regard to reporting of adverse events and/or unexpected negative data observed in the preclinical and clinical studies conducted by us.

The members of the Science Committee are Dr. Duker (chair), Dr. Mazzo and Dr. Barry. Each of Dr. Mazzo and Dr. Barry was a member of the committee for the entirety of fiscal 2017. Dr. Duker was appointed to the Science Committee on January 17, 2017 as the Chair, replacing Mr. Godshall, who served as Chair of the committee during fiscal 2017 until January 16, 2017.

The Science Committee met one time during the fiscal year ended June 30, 2017.

Attendance at Board and Committee Meetings

The Board met 9 times during the fiscal year ended June 30, 2017. Each of the directors who served during fiscal 2017 standing for election attended at least 75% of the aggregate of the total number of meetings of the Board and of the committees on which he or she served. In accordance with our policy that encourages each director to attend Annual Meetings, all of the directors then in office at the time of our 2016 annual meeting of stockholders attended our 2016 annual meeting of stockholders.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee. None of the members of our Compensation Committee has ever been employed by us. For a description of transactions, if any, between us and members of our Compensation Committee and affiliates of such members, please see the section of this proxy statement entitled “Transactions with Related Persons.”

CORPORATE GOVERNANCE

Director Independence

The Board has unanimously determined that Dr. Mazzo, Mr. Rogers, Mr. Godshall, Dr. Barry, Dr. Duker and Ms. Peterson are independent under applicable standards of the SEC, NASDAQ and ASX. Our other director, Ms. Lurker, serves as our President and Chief Executive Officer. Each of the Audit Committee, the Compensation Committee, the Governance and Nominating Committee and the Science Committee is comprised entirely of independent directors.

Board Leadership Structure

The Board has chosen to separate the roles of Chairman and Chief Executive Officer and believes that such a separation of roles is in our best interests and the best interests of our stockholders. Dr. Mazzo’s tenure as a member of our Board, extensive experience in the biotechnology industry and perspective as an independent director provide effective leadership for our Board and support for our executive team. Ms. Lurker’s track record of maximizing the potential of new therapies and successfully implementing U.S. and international drug launches position her to lead us in the execution of our strategy and in the daily management of our business.

Board’s Role in Risk Oversight

It is management’s responsibility to manage risk and bring to the Board’s attention risks that are material to the company. The Board has oversight responsibility for the systems established to report and monitor the most significant risks applicable to us. The Board administers its risk oversight role directly and through its committee structure. The Board reviews strategic and financial risks and exposures associated with our long-term strategy, development and commercialization of products and product candidates and other matters that may present material risk to our operations, strategy and prospects. The Audit and Compliance Committee reviews risks associated with financial and accounting matters, including financial reporting, accounting, disclosure and internal control over financial reporting. The Compensation Committee reviews risks related to executive compensation and the design of compensation programs, plans and arrangements. The Governance and Nominating Committee manages risks associated with corporate governance and Board composition and procedures. The Science Committee supports the Board’s oversight of risks related to our research and development, or R&D, organization.

Transactions with Related Persons

We maintain a written “Policy Regarding Related Person Transactions.” Under this policy, the Audit and Compliance Committee or, in time sensitive instances, the chair of the Audit and Compliance Committee, has responsibility for reviewing and approving or ratifying any transaction in which we and any of our directors, director nominees, executive officers or 5% stockholders and their immediate family members are participants, or in which such persons have a direct or indirect material interest, as provided under SEC rules. In reviewing transactions, the committee or the chair considers all of the relevant facts and circumstances, and approves only those transactions that the committee or the chair in good faith determines to be in, or not inconsistent with, the best interests of us and our stockholders. During fiscal 2017 and 2016, there were no such related-person transactions.

Communications with Directors

Stockholders and other interested parties may communicate directly with the Board, the independent directors, the Chairman of the Board, any other group of directors or any individual director by writing to such group or individual at the following address:

Name(s) of Director(s), Group of Directors or Board of Directors

c/o Company Secretary

pSivida Corp.

480 Pleasant Street

Watertown, MA 02472

United States

Our Corporate Secretary will forward such communications to the relevant group or individual at or prior to the next meeting of the Board.

Stockholder Nominations for Director

The Governance and Nominating Committee will consider written stockholder recommendations for candidates for the Board, which recommendations should be delivered or mailed, postage prepaid, to:

Company Secretary

pSivida Corp.

480 Pleasant Street

Watertown, MA 02472

United States

Stockholder recommendations must include certain relevant information concerning the candidate, the stockholder making the recommendation and any beneficial owner on whose behalf the recommendation is made. The required information is set forth in our Stockholder Nomination Policy, available on the “Investor” section of our website at www.psivida.com under “Corporate Governance—Governance Overview.”

The Governance and Nominating Committee will evaluate candidates for director who are recommended by stockholders on the same basis as candidates recommended by other sources. Considerations include the Governance and Nominating Committee’s discretionary assessment of the skills represented and required on the Board, and an evaluation of candidates against the standards and qualifications set forth in our Corporate Governance Guidelines and criteria approved by the Board from time to time. We do not have a formal policy with respect to diversity, although we seek to have a Board that reflects a range of talents, ages, skills, viewpoints, professional experience, educational backgrounds, expertise, genders and ethnicities. The Governance and Nominating Committee will determine whether to interview any candidate in its sole discretion.

Code of Conduct

We have adopted a Code of Business Conduct applicable to each of our officers, directors and employees, and consultants and contractors to, us and our subsidiaries, including our principal executive officer and principal financial officer. The Code of Business Conduct is a set of policies on key integrity issues that requires our representatives to act ethically and legally. It includes policies with respect to conflicts of interest, compliance with laws, insider trading, corporate opportunities, competition and fair dealing, discrimination and harassment, health and safety, record-keeping, confidentiality, protection and proper use of assets, payments to government personnel and reports to and communications with the SEC and the public.

We intend to disclose any future amendments to, or waivers from, the Code of Business Conduct that affect our directors or senior financial and executive officers within four business days of the amendment or waiver by posting such information on the website address and location specified above.

Audit and Compliance Committee Report

As more fully described in its charter, the Audit and Compliance Committee oversees our financial reporting process on behalf of the Board. Our management is responsible for our financial reporting process, including assuring that we develop and maintain adequate financial controls and procedures, and assess compliance therewith. Our independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”) is responsible for performing an audit of the effectiveness of our internal control over financial reporting in conjunction with an audit of the consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”), and issuing its opinions on the financial statements and the effectiveness of internal control over financial reporting.

The committee reviewed and discussed our audited consolidated financial statements for the fiscal year ended June 30, 2017 with our management and Deloitte. The committee also reviewed and discussed with Deloitte the audited financial statements and the matters required by PCAOB Auditing Standard No. 1301, Communications with Audit Committees. The committee met with Deloitte, with and without management present, to discuss the results of their examinations, their evaluation of our internal controls, and the overall quality of our financial reporting.

The committee discussed with Deloitte the firm’s independence and received from Deloitte and reviewed the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526 (Communication with Audit Committees Concerning Independence). The committee considered whether Deloitte’s provision of non-audit services to us is compatible with Deloitte’s independence and concluded that Deloitte is independent from our company and our management.

Based on the above-referenced reviews and discussions with our management and Deloitte, the Audit and Compliance Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2017, for filing with the Securities and Exchange Commission (“SEC”).

Submitted by

Audit and Compliance Committee

Michael Rogers

James Barry

Kristine Peterson

Beneficial Ownership

At the close of business on October 25, 2017, there were 45,018,932 shares of our common stock issued and outstanding and entitled to vote. On October 25, 2017, the closing price of our common stock as reported on the Nasdaq Global Market was $1.20 per share.

The following table sets forth certain information relating to the beneficial ownership of our common stock as of October 25, 2017 by:

•	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of common stock;

•	each of our directors;

•	each of our Named Executive Officers (as defined below); and

•	all of our current directors and executive officers as a group.

Unless otherwise indicated, the address for each of the beneficial owners listed below is: c/o pSivida Corp., 480 Pleasant Street, Watertown, MA 02472, United States.

Beneficial Owner	Aggregate Number of Shares Beneficially Owned(1)	Percent of Shares Beneficially Owned
5% or Greater Beneficial Owner:
Perceptive Advisors LLC 51 Astor Place, 10th Floor New York, NY 10003	2,279,706	5.06%

Directors and Executive Officers:
David J. Mazzo	435,500	*
Nancy Lurker	269,200	*
Michael Rogers	310,000	*
Douglas Godshall	160,000	*
James Barry	80,000	*
Jay Duker	13,333	*
Kristine Peterson(2)	—	*
Dario Paggiarino	57,500	*
Deb Jorn	75,000	*
Leonard Ross	235,300	*
Paul Ashton(3)	26,781	*
Lori Freedman(4)	626,148	1.37%
All current directors and executive officers as a group (10 persons)	1,635,833	3.51%

* Represents holdings of less than 1% of our outstanding common stock

(1)	Reflects sole voting and investment power, except as indicated below. Includes shares of common stock that each of the following persons had the right to acquire on October 25, 2017 or within sixty (60) days thereafter through the exercise of stock options: Dr. Mazzo (435,000), Ms. Lurker (212,500), Mr. Rogers (310,000), Mr. Godshall (160,000), Dr. Barry (80,000), Dr. Duker (13,333), Dr. Paggiarino (57,500), Ms. Jorn (75,000), Mr. Ross (235,300) and Ms. Freedman (529,725).

(2)	Ms. Peterson joined our Board on June 27, 2017. Ms. Peterson did not hold any shares of Common Stock, nor did Ms. Peterson have the right to acquire beneficial ownership of any shares of Common Stock within sixty (60) days of October 25, 2017.

(3)	Dr. Ashton resigned as our President and Chief Executive Officer and as a member of our Board on September 14, 2016. Includes 16,781 held by the trustee of the Dr. Ashton Children’s Irrevocable Trust, as to which Dr. Ashton disclaimed beneficial ownership.

(4)	On December 12, 2016, we eliminated the position of Vice President of Corporate Affairs and General Counsel. Accordingly, effective as of December 26, 2016, Lori Freedman was no longer employed as our Vice President of Corporate Affairs, General Counsel and Company Secretary. As of June 18, 2014, which is the last date on which Ms. Freedman filed a Form 4 with the SEC with respect to shares of Common Stock, Ms. Freedman held 96,423 shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely upon a review of Forms 3, 4 and 5 furnished to us during the fiscal year ended June 30, 2017, we believe that the directors, executive officers and greater than 10% beneficial owners have complied with all applicable filing requirements during the fiscal year ended June 30, 2017.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed the “Compensation Discussion and Analysis” below and discussed it with management. Based on this review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” as it appears below be included in this proxy statement.

Submitted By

Compensation Committee

David J. Mazzo

Michael Rogers

Douglas Godshall

Compensation Discussion and Analysis

In the following Compensation Discussion and Analysis, or CD&A, we provide highlights of our performance for fiscal 2017, an overview of our compensation philosophy, program and decision-making process, including the Compensation Committee’s use of consultants and peer group information, and the material elements of compensation earned with respect to fiscal 2017 by each of the following individuals, who are our named executive officers for fiscal 2017, which we collectively refer to as our Named Executive Officers:

•	Nancy Lurker, President and Chief Executive Officer;

•	Deb Jorn, Executive Vice President of Corporate and Commercial Development;

•	Dario Paggiarino, Vice President and Chief Medical Officer;

•	Leonard Ross, Vice President, Finance;

•	Paul Ashton, former President and Chief Executive Officer; and

•	Lori Freedman, former Vice President, Corporate Affairs, General Counsel and Secretary.

On September 14, 2016, Dr. Ashton’s employment with us terminated, and Nancy Lurker was appointed to serve as our President and Chief Executive Officer, effective September 15, 2016. On December 26, 2016, Ms. Freedman’s employment with us terminated in connection with the elimination of her position. Dario Paggiarino was appointed to serve as our Vice President, Chief Medical Officer on August 1, 2016 and Deb Jorn was appointed to serve as our Executive Vice President, Corporate and Commercial Development on November 2, 2016.

Fiscal 2017 Highlights

In fiscal 2017, we made significant progress in advancing our clinical and pre-clinical development programs and beginning to prepare our Company for its first commercial launch in the United States, which is planned for the first half of calendar year 2019 pending a positive regulatory review. These highlights of our business performance and accomplishments for fiscal 2017 were considered significant by the Compensation Committee:

•	Our lead product candidate, Durasert™ for the treatment of chronic noninfectious posterior uveitis, intermediate uveitis and panuveitis affecting the posterior segment of the eye (posterior segment uveitis) achieved positive results for our second Phase 3 clinical trial. Its performance in this clinical trial continued to exceed our expectations coupled with positive results from our first Phase 3 trial and our inserter usability study.

•	The second of our two Phase 3 clinical trials of Durasert three-year uveitis met its primary efficacy endpoint of prevention of recurrence of posterior segment uveitis compared to sham injection with statistical significance (p < 0.001, intent-to-treat analysis) and achieved safety results consistent with the known ocular effect of corticosteroids. In addition, statistical significance and encouraging safety results from our first Phase 3 trial were maintained through 12 months of follow up.

•	Based on the statistical significance achieved in the primary efficacy analysis of our first Durasert three-year uveitis Phase 3 trial, we filed our marketing authorization approval, or MAA, in the European Union in June 2017. We subsequently withdrew our application upon licensing this product candidate to Alimera Sciences for Europe, the Middle East and Africa, or EMEA. In addition, we further amended our existing collaboration agreement with Alimera to convert the previous profit share arrangement for ILUVIEN® for diabetic macular edema, or DME, to a tiered sales-base royalty, providing the potential for improved and more predictable long-term revenue generation.

•	We intend to file our new drug application, or NDA, with the FDA in late December 2017 or early January 2018. We also conducted a pre-NDA filing consultation with the FDA, and the agency accepted our proposed clinical filing plan. The plan includes filing with six-month efficacy data from our two Phase 3 trials, 12-month safety data from our first Phase 3 trial and six-month safety data from our second Phase 3 trial, along with 7-day safety data from our inserter utilization study and cross-references to the extensive safety data from the ILUVIEN safety database in a diabetic population.

•	We have also made significant development progress on our shorter-duration Durasert uveitis candidate, which is expected to deliver a steroid for 6—9 months. We completed in vitro drug release tests and achieved our pre-specified target profile parameters to take this important product into the next testing phase—a good laboratory practice, or GLP, pre-clinical safety and pharmacokinetic study.

•	We advanced our Durasert implant for severe knee osteoarthritis being developed in collaboration with Hospital for Special Surgery, a leading specialty hospital for orthopedics and rheumatology. We expect to announce the results from this six-patient Phase 1 investigator-sponsored study in the fourth quarter of calendar 2017. The implant is designed to provide long-term pain relief through sustained delivery of dexamethasone, an off-patent corticosteroid, and is intended to delay the need for knee replacement surgery. This is the first use of our Durasert technology outside of ophthalmology.

•	We made progress with our bioerodible Durasert implant and began in vitro testing with a tyrosine kinase inhibitor (TKI) candidate as well as with a new collaboration partner’s compound for ophthalmology indications such as wet age-related macular degeneration. We believe our bioerodible implant represents the “next generation” for the Durasert technology platform and is expected to result in reduced dosing frequency of anti-angiogenic agents for treating a variety of ocular diseases. Following completion of in vitro testing, we plan to select our partners’ drug candidate and conduct pre-clinical non-GLP safety and pharmacokinetic studies.

•	We recently announced an agreement with a major global pharmaceutical company to begin formulation work utilizing our Durasert technology with their proprietary molecules for the treatment of glaucoma. This collaboration is in line with our key goal of leveraging our Durasert technology for both our own pre-clinical and clinical development and development with proprietary molecules from collaboration partners.

•	We ended our fiscal year with $16.9 million in cash, following the issuance of common shares under our at-the-market, or ATM, equity program.

Compensation Philosophy

Our compensation program is designed to attract, retain and motivate executive officers to achieve our business objectives and build value for our stockholders and to reward them for that performance. Accordingly, our executive compensation program is weighted to at-risk incentive compensation earned on the basis of performance. Of the three principal elements in our program (base salary, annual cash performance bonuses and long-term equity incentive compensation), only one, base salary, is fixed. The other elements are variable: cash bonuses, which are earned based on the Compensation Committee’s assessment of annual performance, stock options, which deliver value only to the extent the value of our stock increases, restricted stock units, or RSUs, which deliver value only to the extent certain service-based vesting conditions are met, and performance stock units, or PSUs, which deliver value only to the extent certain performance conditions are met. Our mixture of cash and equity compensation is designed to incentivize and reward our executive officers to attain short and long-term goals and to encourage retention. Compensation takes into account Company performance, individual contributions and peer compensation.

The Board and the Compensation Committee are responsible for our executive officer compensation programs and practices and seek to provide compensation to our executive officers that over time is competitive with compensation paid by comparable companies for comparable responsibilities and positions. Our goal is that each of total compensation, base salary, total cash compensation and long-term equity incentives will generally, over time, achieve approximately the 50th percentile for executive officers in comparable positions at our peer group companies as well as other comparable companies, with the potential to earn total cash compensation and long-term equity incentives as high as the 75th percentile for outstanding performance.

The Board and the Compensation Committee seek to make compensation decisions transparent to our stockholders and executive officers and thereby to achieve our objectives by communicating openly with our stockholders and executive officers regarding our compensation process, pay structure and performance objectives.

Compensation Consultant

The Compensation Committee retained Radford, an Aon Hewitt company, as its independent consultant to assist in evaluating our executive compensation programs and practices and to make recommendations regarding fiscal 2017 compensation. For fiscal 2017, Radford prepared competitive market data for the compensation of our executive management team, evaluated the appropriateness of and made recommendations regarding our peer group, analyzed our short term and long term incentive plan designs, analyzed equity retention and reviewed our equity burn rate and dilution levels relative to market, assessed our compensation practices and levels against those of our peer group companies and other comparable companies, made recommendations regarding base salary, target bonus percentage and long-term incentive compensation for each Named Executive Officer, and updated the Compensation Committee on compensation trends and regulatory developments. None of Radford, Aon Hewitt or their affiliates provides other services to us. The Compensation Committee assessed the independence of Radford pursuant to the SEC rules and concluded that no conflict of interest existed that would prevent Radford from independently representing the Compensation Committee. The Compensation Committee has sole responsibility for the selection, engagement, removal and compensation of its compensation consultant.

Compensation Benchmarking

In February 2016, the Compensation Committee engaged Radford to conduct a new benchmarking study for fiscal 2017. In June 2016, following a review and analysis of our executive compensation program, Radford presented the Compensation Committee with a report and recommendations on executive compensation for fiscal 2017. Radford’s recommendations included a market analysis of base salaries, total cash compensation and equity compensation relative to a market consensus based on the peer group discussed below as well as peer data derived from the published Radford Global Life Sciences Survey representing public biotechnology and pharmaceutical companies with fewer than 150 employees, weighted equally. The Compensation Committee used Radford’s recommendations as a starting point to consider market competitiveness and ultimately set fiscal 2017 compensation after also considering individual and Company performance.

Peer Group

The peer group selected by the Compensation Committee for fiscal 2017 was composed of 19 public, biopharmaceutical companies selected based on a comparable business and financial profile to us, including stage of development, employee size and market value. The fiscal 2017 peer group, which had an average market cap of $76.9 million and average annual revenues of $3.2 million, included, Aerie Pharmaceuticals, Alimera Sciences, Anthera Pharmaceuticals, ArQule, BioDelivery Sciences International, CEL-SCI, Celsion, Cumberland Pharmaceuticals, Cytori Therapeutics, CytRx, DURECT, Hemispherx BioPharma, Imprimis Pharmaceuticals, Ocular Therapeutix, Paratek Pharmaceuticals, Proteon Therapeutics, Sunesis Pharmaceuticals, Vermillion and Vical. Our peer group was recommended by Radford and approved by the Compensation Committee. The fiscal 2017 peer group did not include the following five companies used in the fiscal 2016 peer group: Agenus, Curis, Heron Therapeutics and Ocothyreon, which no longer had a business or a financial profile comparable to ours, and Pozen, which merged with another company. The fiscal 2017 peer group added the following four new comparator companies to the fiscal 2016 peer group: BioDelivery Sciences International, Imprimis Pharmaceuticals, Ocular Therapeutix and Paratek Pharmaceuticals.

Corporate Governance

We believe the following executive compensation practices and policies promote good corporate governance:

•	The Compensation Committee regularly reviews and assesses whether our compensation programs and policies create risks that are reasonably likely to have a material adverse effect on us. For fiscal 2017, the Compensation Committee determined that the risks associated with our compensation policies and practices were not reasonably likely to result in a material adverse effect on us.

•	Our insider trading policy prohibits our executive officers from engaging in short-term trades, short sales, hedging transactions, holding Company securities in a margin account or otherwise pledging our securities as collateral for a loan.

•	The Compensation Committee has engaged Radford as an independent executive compensation consultant.

•	As described further below, we have adopted stock ownership guidelines for our executive officers.

•	None of our Named Executive Officers are entitled to tax gross-ups under Sections 280G and 4999 of the Internal Revenue Code.

•	Our 2008 Incentive Plan and our 2016 Long-Term Incentive Plan prohibit repricing of stock options and stock appreciation rights without stockholder approval.

Say-on-Pay Feedback from Stockholders

The Board and the Compensation Committee value the opinions of our stockholders, and consider the outcome of the annual advisory stockholder vote on executive compensation when making future compensation decisions for our executive officers. At our 2016 annual meeting, 61% of the vote of stockholders present in person or represented by proxy and voting at the meeting approved our advisory resolution regarding the compensation of Named Executive Officers. When making its fiscal 2018 compensation decisions and determining pay programs for fiscal 2018, the Compensation Committee considered this vote. The Compensation Committee continued its regular practice of evaluating the program to reflect continued linkage between pay and Company performance and carefully considered actual compensation payouts, seeking to provide compensation that follows our compensation philosophy and meets our compensation objectives described above. In light of all pertinent considerations, the Compensation Committee believes that our compensation programs embody a pay-for-performance philosophy that is well suited for these purposes.

Overview of Compensation Program

Employment Agreements

Nancy Lurker, who became our President and Chief Executive Officer on September 15, 2016, is employed under an employment agreement with us that provides for a minimum base salary, a discretionary annual cash bonus based on the achievement of Company performance goals, discretionary equity incentives and severance payments as described further below under Termination-Based Compensation. In addition, as an inducement to her hire, Ms. Lurker was awarded restricted stock units that are eligible to vest based on our total stockholder return relative to the total stockholder returns of the companies that comprise the NASDAQ Biotechnology Index, in each case, over a three-year performance period ending on September 14, 2019, and stock options that are eligible to vest in equal annual installments on each of the first four anniversaries of the grant date based on Ms. Lurker’s continued service with us.

Dario Paggiarino, who became our Vice President, Chief Medical Officer on August 1, 2016, is employed under an offer letter agreement with us that provides for a base salary, a discretionary annual cash bonus and a grant of stock options. The offer letter also provides that Dr. Paggiarino will be eligible to enter into an employment agreement with us that will provide that if Dr. Paggiarino’s employment is terminated by us without cause or by him for good cause, then he will be entitled to receive a payment equal to 100% of his annual base salary.

Deb Jorn, who became our Executive Vice President, Corporate and Commercial Development on November 2, 2016, is employed under an employment agreement with us that provides for a minimum base salary, a discretionary annual cash bonus based on the achievement of Company and individual performance goals, discretionary equity incentives and severance payments as described further below under Termination-Based Compensation. In addition, Ms. Jorn was awarded restricted stock units that are eligible to vest based on our total stockholder return relative to the total stockholder returns of the companies that comprise the NASDAQ Biotechnology Index, in each case over a three-year performance period ending on November 1, 2019, and stock options that are eligible to vest in equal annual installments on each of the first four anniversaries of the grant date based on Ms. Jorn’s continued service with us.

Leonard Ross, our Vice President, Finance, became our principal financial officer in March 2009. As a result of his appointment, we, under the direction of the Compensation Committee, entered into an employment agreement with Mr. Ross that provides for a minimum base salary, a discretionary annual cash bonus based on the achievement of Company and individual performance goals, discretionary equity incentives and severance payments as described further below under Termination-Based Compensation.

Paul Ashton, who served as our President and Chief Executive Officer until September 14, 2016, and Lori Freedman, who served as our Vice President, Corporate Affairs and General Counsel until December 26, 2016, were both employed under employment agreements that were negotiated on an arm’s-length basis in 2006 in connection with the acquisition of Control Delivery Systems by our then Managing Director and CEO and approved by our Board. Both of these employment agreements provided for a minimum base salary, a discretionary annual cash bonus based on the achievement of Company and individual performance goals, discretionary equity incentives and severance payments. In connection with their respective terminations of employment during fiscal 2017, we entered into a separation agreement with each of Dr. Ashton and Ms. Freedman, pursuant to which they were entitled to receive certain severance payments, as described further below under Termination-Based Compensation.

The Compensation Committee consulted with Radford in determining each of Ms. Lurker’s and Ms. Jorn’s compensation in connection with each of their hirings, with Radford recommending compensation levels based on the market practices of our fiscal 2017 peer group and biopharmaceutical company chief executive officers and executive vice presidents, corporate and commercial development, respectively, hired since 2015. Based on Radford’s advice, the Compensation Committee set Ms. Lurker’s and Ms. Jorn’s base salary between the 50th and 75th percentiles relative to market practice, also taking into account the base salaries in each of their previous positions, and set each of their target annual cash bonus opportunities at the 50th percentile. Ms. Lurker’s initial option award was at the 50th percentile for new-hire option grants relative to this market group, and her initial performance stock unit award, if achieved at maximum, would put her total new-hire equity at the 75th percentile. Ms. Jorn’s initial option award was at the 50th percentile for new-hire option grants relative to this market group, and her initial performance stock unit award, if achieved at maximum, would put her total new-hire equity at the 75th percentile.

Elements of Compensation

Our executive officers were provided with the following elements of compensation in fiscal 2017:

•	Base Salary provides fixed annual compensation for performing day-to-day responsibilities. The Compensation Committee generally targets base salary at approximately the 50th percentile relative to comparable positions at our peer group companies as well as other comparable companies. The Compensation Committee considers individual and Company performance in addition to comparable peer group salaries in determining whether to make annual base salary adjustments.

•	Annual Performance Bonuses are awarded by the Compensation Committee on a discretionary basis based on the Compensation Committee’s assessment of annual performance as guided by achievement of pre-established annual Company goals set by the Compensation Committee and individual performance goals for all executive officers other than the CEO whose goals are only corporate goals as the Compensation Committee believes that the CEO’s bonus should be based on his or her ability to lead us to achieve our corporate goals. The Compensation Committee intends that salary and target annual bonuses together will generally approximate the 50th percentile of our peers for total cash compensation. Bonuses are generally payable in cash, although the Compensation Committee retains the flexibility to pay bonuses in other forms. Bonuses are designed to reward executives for their contributions to our overall performance in a given year, to encourage executives to create and protect stockholder value, and to focus executives on short-term bonus objectives that are expected to have a positive impact on our success.

•

Long-Term Equity Incentive Compensation has historically been in the form of stock options granted annually under a plan approved by our stockholders, but the Compensation Committee may also award restricted stock, restricted stock units or other equity incentives as part of our long-term equity incentive compensation. The Compensation Committee intends that over time annual long-term equity compensation will generally achieve approximately the 50th percentile of our peer group with the potential to be at up to approximately the 75th percentile in the case of outstanding individual and Company performance. The Compensation Committee compares the long-term equity incentive value of the annual grants to the long-term equity incentive value of the annual grants of the companies in our peer group, and the percentage that the annual grants represent of total pSivida shares outstanding compared to the percentage that the annual grants of the companies in our peer group represent of the total shares outstanding of such companies. The Compensation Committee also considers the annual and cumulative equity plan dilution against the companies in our peer group to evaluate whether overall equity usage is competitive and reasonable. The Compensation Committee may also consider the amount and monetary value of current equity awards outstanding, the number of equity award grants made in prior years, Company and individual performance, percentage of outstanding capital stock represented by grants, market value of our stock and competitive and other factors. Our long-term equity incentive compensation awards are designed and structured to align our executive officers’ long-term interests with those of our stockholders. Because stock options have an exercise price equal to or greater than the share price on the date of grant, they have value only when the value of our stock increases. Therefore, our executives only receive value for stock options as value is created for our stockholders. Further, because our stock options typically have a ten-year term, they provide incentives for sustained long-term performance. Our equity awards are subject to time and service-based vesting conditions, which are intended to serve as an important retention and motivation device. The Compensation Committee has also, for some equity award grants, made vesting contingent on achievement of performance conditions. Each equity award granted to Ms. Lurker and, before then, to Dr. Ashton has been approved by our stockholders consistent with the rules of the ASX.

•	Insurance and Retirement Benefits consist of health, dental, vision, life, short-term and long-term disability insurance and a 401(k) plan retirement match, and are provided to all employees. Executives do not have any benefits that are not available to other employees.

In determining target total compensation (base salary, target bonus and equity incentives), the Compensation Committee takes into account past compensation, individual performance, individual responsibility, contractual obligations, compensation practices at peer group companies and in industry surveys, compensation programs for all of our employees, the compensation of each executive officer relative to that of other executive officers and any special considerations such as recruitment, promotions, organizational changes and transitional roles, our headcount, market capitalization and stage of business development. The availability of health and welfare insurance and retirement benefits helps us maintain our competitive position in the market for executive talent, but does not form part of the basis for the Compensation Committee’s determination of total compensation of executive officers for any year, since these benefits are offered to all of our employees. We do not provide special perquisites to our executive officers.

Fiscal 2017 Executive Compensation

Compensation for our Named Executive Officers with respect to fiscal 2017 was as follows:

•	Fiscal 2017 Base Salary and Target Bonuses. For fiscal 2017, the Compensation Committee targeted base salary and total compensation of our executive officers around the 50th percentile in relation to our peer group, but limited by a maximum increase of 3% from fiscal 2016 base salaries except in the case of outstanding performance. The Compensation Committee approved the following increases in the base salaries of our Named Executive Officers for fiscal 2017: (i) Dr. Ashton’s base salary was increased to $477,405, an increase of 3.0% from his fiscal 2016 base salary; (ii) Ms. Freedman’s base salary was increased to $362,731, an increase of 3.6% from her fiscal 2016 base salary, and (iii) Mr. Ross’ base salary was increased to $262,891, an increase of 3% from his fiscal 2016 base salary. The Compensation Committee set fiscal 2017 target bonus percentages at 55% for Dr. Ashton, 35% for Ms. Freedman and 30% for Mr. Ross, each the same as in fiscal 2016.

Ms. Lurker, Dr. Paggiarino and Ms. Jorn, each of whom commenced employment with us during fiscal 2017, were entitled pursuant to their employment or letter agreements with us to a base salary of $530,000, $385,000 and $380,000, respectively. Each was also eligible for an annual cash bonus, targeted at 55% of base salary for Ms. Lurker, 35% of base salary for Dr. Paggiarino and 40% of base salary for Ms. Jorn. The Compensation Committee consulted with Radford in determining each of Ms. Lurker’s and Ms. Jorn’s compensation, with Radford recommending compensation levels based on the market practices of our fiscal 2017 peer group and biopharmaceutical company chief executive officers and executive vice presidents, corporate and commercial development, respectively, hired since 2015. The Compensation Committee set Ms. Lurker’s and Ms. Jorn’s base salary between the 50th and 75th percentiles relative to market practice, also taking into account Ms. Lurker’s and Ms. Jorn’s base salary in each of their previous positions, and set their respective target annual cash bonus opportunity at the 50th percentile.

•	Fiscal 2017 Annual Performance Bonus. The Compensation Committee determines the discretionary annual bonuses using corporate goals for all Named Executive Officers and individual performance assessments for each Named Executive Officer other than the CEO. Ms. Lurker’s target bonus opportunity is based solely on the corporate performance score because the Compensation Committee believes that the CEO’s bonus should be based on her ability to lead us to achieve its corporate goals. For each other Named Executive Officer, the target bonus opportunity is weighted 75% for corporate goals and 25% for individual performance.

Each corporate goal includes a minimum, target and maximum performance level and is assigned a percentage weighting as a portion of the overall bonus potential. The fiscal 2017 corporate goals and weightings were approved by the independent directors based on corporate goals recommended by the Compensation Committee with input from the CEO and other executive officers. The Compensation Committee set the fiscal 2017 corporate goals to motivate our executives to focus on, and achieve, our corporate strategic goals. These corporate goals were set with a reasonable level of difficulty that required our executive officers to perform at a high level in order to meet the target levels, and the likelihood of attaining even the minimum goals was not assured.

Each goal was eligible for a potential score on a performance scale of 0 to 5 depending on level of performance, as determined by the Compensation Committee, with scores at 0 and 1 for no achievement of the performance goals, 2 for achievement of minimum-level performance, 3 for achievement of target-level performance and 4 and 5 for achievement of above-target-level performance, with interpolation between these scores as determined by the Compensation Committee. The score for each goal contributed to a weighted average score based on the goal weighting percentages below. For fiscal 2017, the Board determined that the weighted average score should generally result in a payout percentage of the target bonus amount as follows:

Weighted Average Score	Payout Level (% of Target Amount)
0	0%
1	0%
2	50%
3	100%
4	110%
5	120%

These goals and weightings serve to guide the Compensation Committee in determining the amount of the bonus. The Compensation Committee has full discretion to determine the level of performance for each goal and the amount and payment of bonuses. The Compensation Committee can also exercise its discretion to modify the performance goals at any time during or after the year, to adjust the performance levels and weightings, and to determine the actual amounts and payout terms of the annual bonuses without regard to achievement of the goals and weightings. This discretion was not exercised in fiscal 2017.

The following table summarizes the fiscal 2017 corporate goals, their respective weightings and the performance score as determined by the Compensation Committee:

Corporate Goals	Goal Weighting	Performance Score
Complete Durasert three-year Uveitis Phase 3 trial enrollment by Q2 FY2017	15%	5.0
Complete Durasert three-year Uveitis Marketing Authorization Application Filing by Q3 FY2017	25%	1.0
Fluocinolone acetonide insert in vitro testing of shorter acting Durasert meeting target specs by Q4 FY2017	15%	5.0
Identify drug candidate with freedom to operate and bioerodible device by Q4 FY 2017	10%	5.0
Complete target product profile, market assessment and early clinical plan of osteoarthritis product candidate by Q3 FY 2017	5%	3.0
Complete various license and/or collaboration deals	15%	3.0
FYE 2017 cash position / access to capital	15%	2.75

Using the above predetermined weightings, the weighted average score based on the Compensation Committee’s assessment of corporate goal performance was 3.2625 out of 5.0. Based on the above payout percentage scale, this score resulted in a corporate performance achievement of 102.625%. The Compensation Committee determined to use the performance score and the predetermined payout percentages in the determination of bonuses.

The target bonus payout established for Ms. Lurker for fiscal 2017 was 55% of her annual base salary. Based on the corporate performance score of 102.625% and her target bonus payout of 55%, Ms. Lurker received a fiscal 2017 annual bonus of $299,152, equal to approximately 56.4% of her fiscal 2017 base salary.

The target bonus payout established for Ms. Jorn for fiscal 2017 was 40% of her annual base salary, weighted 75% towards corporate goals and 25% towards individual performance. The CEO recommended and the Compensation Committee approved an individual performance score of 110% for Ms. Jorn. Based on the corporate performance score of 102.625% weighted 75%, her individual performance score of 110% weighted 25% and her target bonus payout of 40%, Ms. Jorn received a fiscal 2017 annual bonus of $158,793, equal to approximately 41.8% of her fiscal 2017 base salary.

The target bonus payout established for Dr. Paggiarino for fiscal 2017 was 35% of his annual base salary, weighted 75% towards corporate goals and 25% towards individual performance. The CEO recommended and the Compensation Committee approved an individual performance score of 100% for Dr. Paggiarino. Based on the corporate performance score of 102.625% weighted 75%, his individual performance score of 100% weighted 25% and his target bonus payout of 35%, Dr. Paggiarino received a fiscal 2017 annual bonus of $137,403, equal to approximately 35.7% of his fiscal 2017 base salary.

The target bonus payout established for Mr. Ross for fiscal 2017 was 30% of his annual base salary, weighted 75% towards corporate goals and 25% towards individual performance. The CEO recommended and the Compensation Committee approved an individual performance score of 120% for Mr. Ross. Based on the corporate performance score of 102.625% weighted 75%, his individual performance score of 120% weighted 25% and his target bonus payout of 30%, Mr. Ross received a fiscal 2017 annual bonus of $84,364, equal to approximately 32.1% of his fiscal 2017 base salary.

•	Long-Term Equity Incentive Compensation Granted for Fiscal 2017. In July 2016, the Compensation Committee awarded time and service-based options to Dr. Ashton, Ms. Freedman and Mr. Ross, subject to stockholder approval in the case of Dr. Ashton. In light of Radford’s recommendations and our compensation philosophy, the Compensation Committee granted time and service-based options at the 50th percentile of our peer group for each of Dr. Ashton, Ms. Freedman and Mr. Ross with exercise prices equal to the fair market value of our stock on the date of grant as follows: 445,000 options for Dr. Ashton, subject to stockholder approval, 125,000 options for Ms. Freedman and 95,000 options for Mr. Ross. These options vest in equal installments on each of the first four anniversaries of the date of grant. Because Dr. Ashton’s employment with us terminated prior to his fiscal 2017 award receiving stockholder approval, his 445,000 options were cancelled on the date of his employment termination.

Pursuant to Ms. Lurker’s employment agreement, and as subsequently approved by our stockholders at the 2016 Annual General Meeting held on December 12, 2016 in accordance with ASX Listing Rules, Mr. Lurker received a grant of 850,000 time and service-based options and a grant of performance stock units representing the right to receive up to 500,000 shares of our common stock based on our total stockholder return relative to the total stockholder returns of the companies that comprise the NASDAQ Biotechnology Index, in each case, measured over a three-year performance period ending on September 14, 2019. Both awards were made as inducement grants within the meaning of NASDAQ Listing Rule 5635(c). Pursuant to his offer letter, Dr. Paggiarino received an award of 230,000 time and service-based options that vest in equal installments on each of the first four anniversaries of the date of grant. Pursuant to her employment agreement, Ms. Jorn received an award of 300,000 time and service-based options and performance stock units representing the right to receive up to 200,000 shares of our common stock based on our total stockholder return relative to the total stockholder returns of the companies that comprise the NASDAQ Biotechnology Index, in each case, measured over a three-year performance period ending on November 1, 2019. The Compensation Committee set Ms. Lurker’s and Ms. Jorn’s option awards at the 50th percentile for new-hire option grants relative to this market group, and their performance stock unit awards, if achieved at maximum, would put their total new-hire equity at the 75th percentile.

•	A One-Time Retention Bonus was awarded by the Compensation Committee to Mr. Ross on January 4, 2017 in the amount of $131,446, which is equal to 50% of Mr. Ross’ fiscal 2017 annual base salary. Pursuant to the retention bonus letter delivered to Mr. Ross, so long as Mr. Ross is employed by us as of December 22, 2017, or the End Date, Mr. Ross will receive (a) one-half of the amount of the one-time retention bonus in a cash lump sum (less applicable withholding and payroll taxes) in the last payroll cycle in December 2017, and (b) one-half of the amount of the one-time retention bonus in the form of restricted stock units. The number of restricted stock units that will be granted to Mr. Ross will be based upon the fair market value of our common stock on the End Date, as determined by the Compensation Committee. The restricted stock units will vest over a one-year period following the grant date and will be subject to the terms and conditions of our 2016 Incentive Plan and the applicable award agreement. The one-time retention bonus will become payable to Mr. Ross earlier than the End Date upon certain terminations of his employment or a change of control of the Company, as described below under the section entitled “Potential Payments upon Termination or Change in Control.”

Fiscal 2018 Base Salary, Bonus Target and Long-Term Equity Incentive Compensation

In March 2017, the Compensation Committee engaged Radford to conduct a new benchmarking study for fiscal 2018. In June 2017, following a review and analysis of our executive compensation program, Radford presented the Compensation Committee with a report and recommendations on executive compensation for fiscal 2018. Radford’s recommendations included a market analysis of base salaries, total cash compensation and equity compensation relative to a market consensus, or FY2018 Market Consensus, based on the peer group discussed below as well as peer data derived from the published Radford Global Life Sciences Survey representing public biotechnology and pharmaceutical companies with fewer than 150 employees, weighted equally. The Compensation Committee used Radford’s recommendations as a starting point to consider market competitiveness and ultimately set compensation after also considering individual and Company performance.

The peer group selected by the Compensation Committee for fiscal 2018 was composed of 19 public, biopharmaceutical companies selected based on a comparable business and financial profile to us, including stage of development, employee size and market value. The fiscal 2018 peer group, which had a median market cap of $150 million and median annual revenues of $2.1 million, included, Akebia Therapeutics, Alimera Sciences, Anthera Pharmaceuticals, ArQule, BioDelivery Sciences International, ChemoCentryx, Clearside BioMedical, Cumberland Pharmaceuticals, CytRx, DURECT, Edge Therapeutics, Ocular Therapeutix, Ohr Pharmaceutical, Paratek Pharmaceuticals, Proteon Therapeutics, Sunesis Pharmaceuticals, Syndax Pharmaceuticals, Tetraphase Pharmaceuticals and Zogenix. Our peer group was recommended by Radford and approved by the Compensation Committee. The fiscal 2018 peer group did not include the following eight companies used in the fiscal 2017 peer group: Aerie Pharmaceuticals, CEL-SCI, Celsion, Cytori Therapeutics, Hemispherx BioPharma, Imprimis Pharmaceuticals, Vermillion and Vical, each of which no longer had a business or a financial profile comparable to ours. The fiscal 2018 peer group added the following eight new comparator companies to the fiscal 2017 peer group: Akebia Therapeutics, ChemoCentryx, Clearside BioMedical, Edge Therapeutics, Ohr Pharmaceutical, Syndax Pharmaceuticals, Tetraphase Pharmaceuticals and Zogenix.

For fiscal 2018, the Compensation Committee targeted base salary and total compensation of our executive officers around the 50th percentile of FY2018 Market Consensus, but limited by a maximum increase of 3% from fiscal 2017 base salaries except in the case of outstanding performance. The Compensation Committee approved the following increases in the base salaries of our Named Executive Officers for fiscal 2018: (i) Ms. Lurker’s base salary was increased to $545,900, an increase of 3.0% from her fiscal 2017 base salary; (ii) Dr. Paggiarino’s base salary was increased to $396,550, an increase of 3.0% from his fiscal 2017 base salary; (iii) Ms. Jorn’s base salary was increased to $391,400, an increase of 3.0% from her fiscal 2017 base salary; and (iv) Mr. Ross’s base salary was increased to $283,923, an increase of 8% from his fiscal 2017 base salary, which included a 3% increase from Mr. Ross’s fiscal 2017 base salary and an additional 5% increase in connection with his promotion, effective July 1, 2017, to the position of Vice President, Finance and Chief Accounting Officer. The Compensation Committee set fiscal 2018 target bonus percentages at 55% for Ms. Lurker, 35% for Dr. Paggiarino, 40% for Ms. Jorn and 35% for Mr. Ross.

Radford recommended that consideration be given to utilizing a combination of stock options and restricted stock units for our fiscal 2018 long-term equity incentive compensation awards, whereas we have traditionally used only stock options in prior years. In light of Radford’s recommendations, the Compensation Committee granted a combination of time and service-based options, time and service-based restricted stock units and performance stock units at the 50th percentile of the FY2018 Market Consensus for each of its executive officers, summarized as follows:

Name	Stock Option Awards(2)	Restricted Stock Unit Awards(3)	Performance Stock Unit Awards(4)
Nancy Lurker(1)	240,000	120,000	115,000
Dario Paggiarino	60,000	30,000	25,000
Deb Jorn	90,000	45,000	35,000
Leonard S. Ross	35,000	20,000	30,000

(1)	The stock option, RSU and PSU awards to Ms. Lurker approved by the Compensation Committee are subject to approval by our stockholders at the next Annual Meeting of Stockholders under the rules of ASX.

(2)	The stock options were granted at an exercise price of $1.77 per share, the closing price of our common stock at June 27, 2017, the date of grant, and vest in equal installments on each of the first three anniversaries of the date of grant.

(3)	The RSU awards vest in equal installments on each of the first three anniversaries of the date of grant.

(4)	The performance conditions associated with the PSU awards are as follows: (a) for one third of the PSUs, upon an FDA acceptance of our NDA submission of Durasert three-year uveitis for review on or before March 31, 2018 and (b) for two-thirds of the PSUs, upon an FDA approval of Durasert three-year uveitis on or before March 31, 2019. For each performance condition that is achieved, 50% of the underlying stock units that are associated with that performance condition will vest at the achievement date and 50% will vest on the first anniversary of such date, subject to the executive officer’s continued employment with us through the applicable vesting date.

Termination-Based Compensation

Pursuant to their employment agreements or offer letters, as applicable, Ms. Lurker, Dr. Paggiarino, Ms. Jorn and Mr. Ross are, and Dr. Ashton and Ms. Freedman were, entitled to severance payments in certain circumstances described below under the section entitled “Potential Payments upon Termination or Change in Control.” In connection with their respective terminations of employment during fiscal 2017, we entered into a separation agreement with each of Dr. Ashton and Ms. Freedman, pursuant to which they were entitled to receive certain severance payments, as described below under “Potential Payments upon Termination or Change in Control.” We believe that it is important to define the relative obligations of us and these Named Executive Officers upon a termination of employment, including obtaining protection against competition and solicitation, and that severance protections assist in attracting and retaining high quality executives and in keeping them focused on their responsibilities.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, or Section 162(m), generally disallows a tax deduction for individual compensation in excess of $1.0 million in any taxable year paid to a public company’s CEO and the three other most highly compensated executive officers, other than its chief financial officer, unless the compensation qualifies as performance-based under Section 162(m). Our Board and Compensation Committee may take into consideration the potential deductibility of the compensation payable under our compensation programs as one of the factors to be considered when establishing and administering these programs. Our 2008 Incentive Plan and our 2016 Long-Term Incentive Plan are intended to permit awards that comply with the Section 162(m) exception for qualifying performance-based compensation. However, our Board or Compensation Committee may, in their judgment, authorize compensation payments that do not comply, in whole or in part, with the performance-based exemptions in Section 162(m) or that may otherwise be limited as to tax deductibility when they believe that such payments are appropriate to attract and retain executive talent. Our Board and Compensation Committee regularly consider the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our equity awards with our overall executive compensation philosophy and objectives.

Prohibition of Hedging and Pledging of our Stock

Our Insider Trading Policy prohibits our employees, including our executive officers, and directors from engaging in transactions designed to offset decreases in the market value of our stock, including certain forms of hedging and monetization transactions, such as “collars” and “prepaid variable forward contracts.” Our policy also prohibits employees, including our executive officers, and directors from pledging our securities as collateral for a loan.

Stock Ownership Guidelines

Effective September 25, 2015, our Board, upon the recommendation of the Compensation Committee, adopted stock ownership guidelines for our executive officers. These guidelines were established to further align the interests of our executive officers with those of our stockholders and to promote our commitment to sound corporate governance practices. The ownership guidelines for our executive officers are listed below:

Multiple of Base Salary
Chief Executive Officer	3x
Each Other Executive Officer covered by the Guidelines	1x

Owned shares as well as shares underlying vested stock options, to the extent such options are “in-the-money,” unvested restricted shares (including performance shares) and vested restricted shares are counted towards meeting the guidelines.

All executive officers have five years from the later of the effective date of these guidelines or their appointment as a Section 16 officer to meet these guidelines, and their stock ownership is reviewed annually by the Compensation Committee. For Ms. Lurker, Dr. Paggiarino, Ms. Jorn and Mr. Ross, the compliance deadline is September 15, 2021, August 1, 2021, November 2, 2021, and September 25, 2020, respectively, but we expect the target stock ownership levels will likely be achieved before then.

10b5-1 Plans

Each of our executive officers is required to receive the permission of our Chief Compliance Officer prior to entering into any transactions in our securities. Generally, trading is permitted only during announced trading windows. Employees subject to trading restrictions, including our Named Executive Officers, may enter into trading plans under Rule 10b5-1 of the 1934 Act, provided the plans are entered into during an open trading window and approved by Vice President, Finance (or, in the event the Vice President, Finance is seeking approval of a 10b5-1 trading plan, the Chief Executive Officer). None of our executive officers currently has a 10b5-1 plan in effect. In the future, one or more of our executive officers, and other future executive officers, may be parties to 10b5-1 plans.

Compensation Committee Processes and Procedures

The Compensation Committee is responsible for overseeing executive compensation and benefits; it administers, reviews and approves, or, as it determines appropriate, recommends to the Board, any changes in individual compensation of executive officers, general compensation policies and equity and incentive plans. The Compensation Committee has the authority to obtain advice and assistance from internal or external legal, accounting or other advisors, and to authorize payment of any such advisors.

No executive may be involved in, or present during, deliberations or voting on, his or her own compensation.

Executive Compensation

The following tables, footnotes and narratives provide information regarding the compensation, benefits and equity holdings in our company of our Named Executive Officers.

Summary Compensation Table

The following table and footnotes provide additional information concerning the compensation of our Named Executive Officers for the fiscal years ended June 30, 2017, 2016 and 2015:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)		Total ($)
Nancy Lurker President and Chief Executive Officer	2017	421,622	725,000	715,920	299,152	25,470		2,187,164

Deb Jorn EVP, Corporate and Commercial Development	2017	252,115	297,650	466,354	158,793	9,135		1,184,047

Dario Paggiarino VP, Chief Medical Officer	2017	352,917	53,100	645,377	137,403	5,547		1,194,344

Leonard Ross VP, Finance and Chief Accounting Officer	2017	262,891	35,400	251,193	84,364	13,512		647,360
	2016	255,234	—	112,038	77,091	13,954		458,317
	2015	247,800	—	155,006	47,875	13,180		463,861

Former Executive Officers

Paul Ashton Former President and Chief Executive Officer	2017	99,459	—	—	—	580,231	(5)	679,690
	2016	463,500	—	735,038	257,219	13,784		1,469,541
	2015	463,500	—	815,528	133,836	12,888		1,425,752

Lori Freedman Former VP, Corporate Affairs, General Counsel and Company Secretary	2017	176,018	—	278,608	—	597,762	(6)	1,052,388
	2016	350,127	—	224,076	129,505	14,018		717,726
	2015	339,929	—	258,343	76,620	13,055		687,947

(1)	These amounts represent the aggregate grant date fair value of restricted stock unit awards and performance stock unit awards granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718. For a more detailed discussion of the valuation model and assumptions used to calculate the fair value of each stock award, refer to Note 11 of the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2017 filed on September 13, 2017. The grant date fair value is measured at the date of stockholder approval of the stock awards in the case of Ms. Lurker, which approval is required by ASX Listing Rules, and at the date of Compensation Committee approval of the stock awards in the case of other current Named Executive Officers. The grant date fair value of the market-based performance stock units granted to Ms. Lurker and Ms. Jorn that vest based upon a relative percentile rank of the 3-year change in the closing price of our common stock compared to that of the companies that make up the NASDAQ Biotechnology Index ($725,000 for Ms. Lurker and $218,000 for Ms. Jorn) was estimated using a Monte Carlo valuation model and represents the probable outcome of the achievement of the applicable performance conditions as of the grant date. The number of market-based performance stock units that would be earned by each executive if the maximum level of performance is achieved is 500,000 for Ms. Lurker and 200,000 for Ms. Jorn. The grant date fair value of the performance stock units granted to Ms. Jorn, Dr. Paggiarino and Mr. Ross on June 27, 2017 is zero, which represents the probable outcome of the achievement of the applicable performance conditions as of the grant date. The maximum number of such performance stock units that would be earned upon satisfaction of the applicable service and performance-based vesting conditions is 35,000 for Ms. Jorn, 25,000 for Dr. Paggiarino and 30,000 for Mr. Ross. The grant date fair value of the service-based restricted stock units granted to Ms. Jorn, Dr. Paggiarino and Mr. Ross on June 27, 2017 ($79,650 for Ms. Jorn, $53,100 for Dr. Paggiarino and $35,400 for Mr. Ross) is equal to the closing price of our common stock on the grant date ($1.77) multiplied by the number of restricted stock units granted to the Named Executive Officer.

(2)	These amounts represent the aggregate grant date fair value of option awards granted during the applicable fiscal year computed in accordance with FASB ASC Topic 718. The grant date fair value of the option awards is estimated using the Black-Scholes option pricing model. For a more detailed discussion of the assumptions used to calculate the fair value of each option award, refer to Note 11 of the consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2017 filed on September 13, 2017. The grant date fair value is measured at the date of stockholder approval in the case of Ms. Lurker and Dr. Ashton in accordance with ASX Listing Rules and at the date of Compensation Committee approval in the case of other current or former Named Executive Officers.

(3)	These amounts represent the amount of the annual performance bonus earned by the Named Executive Officer for fiscal years 2017, 2016 and 2015, as applicable.

(4)	Other than as noted below, these amounts consist of 401(k) employer matching contributions, payment of group term life insurance premiums and, in the case of Ms. Lurker for 2017, payment of $5,000 of her personal legal fees associated with the negotiation of her employment agreement with us.

(5)	In connection with Dr. Ashton’s September 14, 2016 resignations from the Board of Directors and his position of President and Chief Executive Officer, we entered into a separation agreement and release with Dr. Ashton. Under the separation agreement (i) all of Dr. Ashton’s outstanding stock options that would have vested as of the first anniversary of Dr. Ashton’s date of resignation became vested at his termination date; (ii) the exercise period for all of Dr. Ashton’s vested stock options was extended for one year; and (iii) Dr. Ashton was entitled to severance compensation totaling $568,689, which consisted of (a) one year of base salary paid in a lump sum ($477,405); (b) a pro rata fiscal 2017 maximum of non-equity incentive compensation paid in a lump sum ($65,607); and (c) one year of employee benefit costs, primarily health and dental insurance premiums ($25,677). The value associated with the accelerated vesting of certain of Dr. Ashton’s stock options ($9,733) is measured by the excess of the closing price of our common stock at the date of termination ($3.72) over the exercise price of the applicable stock options. In addition, we paid amounts on behalf of Dr. Ashton for group term life insurance and matching 401(k) plan contributions totaling $1,809 for the fiscal 2017 period through the date of termination of Dr. Ashton’s employment.

(6)	In connection with our December 12, 2016 elimination of the position of Vice President of Corporate Affairs and General Counsel, the employment of Ms. Freedman was terminated as of December 26, 2016. In accordance with the terms of Ms. Freedman’s employment agreement, we entered into a separation agreement and release, and a Cooperation Agreement, with Ms. Freedman. Under these agreements, (i) all of Ms. Freedman’s outstanding stock options that would have vested as of the first anniversary of her termination of employment became vested at her termination date; (ii) the exercise period for all of Ms. Freedman’s vested stock options was extended for a period of eighteen months through June 26, 2018; and (iii) Ms. Freedman was entitled to severance compensation totaling $592,971, which consisted of (a) one year of base salary paid in a lump sum ($362,732); (b) a pro rata fiscal 2017 maximum of non-equity incentive compensation paid in a lump sum ($74,713); (c) the higher of Ms. Freedman’s non-equity incentive compensation earned in the two fiscal years preceding fiscal 2017 paid in a lump sum ($129,505) and (d) one year of employee benefit costs, primarily health and dental insurance premiums ($26,021). There was no value associated with the accelerated vesting of certain of Ms. Freedman’s stock options as the stock option exercise prices of such option grants exceeded the $1.97 closing share price of our common stock at the termination date. In addition, we paid amounts on behalf of Ms. Freedman for group term life insurance premiums and matching 401(k) plan contributions totaling $4,791 for the fiscal 2017 period through the date of termination of Ms. Freedman’s employment.

Grants of Plan-Based Awards

The following table and footnotes provide information concerning grants of plan-based awards to our Named Executive Officers during the fiscal year ended June 30, 2017. The equity awards set forth in the following table that were granted in 2016 were issued under our 2008 Incentive Plan, except for the awards granted to Ms. Lurker, which were made as inducement grants within the meaning of NASDAQ Listing Rule 5635(c), and the equity awards that were granted in 2017 were issued under our 2016 Long-Term Incentive Plan.

Name	Grant Date	Compensation Committee Approval Date	Estimated Future Payments Under Non-Equity Incentive Plan Awards		Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)(8)	Grant Date Fair Value of Stock and Option Awards ($)(9)
			Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Nancy Lurker(1)
Annual Incentive Plan(2)			291,500	349,800
Stock Options(3)	12/12/16	9/15/16							850,000	3.63	715,920
Performance Stock Units(4)	12/12/16	9/15/16			100,000	300,000	500,000				725,000
Deb Jorn
Annual Incentive Plan(2)			152,000	182,400
Stock Options(3)	11/02/16								300,000	1.91	364,912
Performance Stock Units(4)	11/02/16				150,000	175,000	200,000				218,000
Stock Options(5)	06/27/17								90,000	1.77	101,442
Restricted Stock Units(6)	06/27/17							45,000			79,650
Performance Stock Units(7)	06/27/17					35,000					—
Dario Paggiarino
Annual Incentive Plan(2)			134,750	161,700
Stock Options(3)	08/01/16								230,000	3.93	577,748
Stock Options(5)	06/27/17								60,000	1.77	67,629
Restricted Stock Units(6)	06/27/17							30,000			53,100
Performance Stock Units(7)	06/27/17					25,000					—
Leonard Ross
Annual Incentive Plan(2)			78,867	94,641
Stock Options(3)	07/21/16								95,000	3.49	211,744
Stock Options(5)	06/27/17								35,000	1.77	39,449
Restricted Stock Units(6)	06/27/17							20,000			35,400
Performance Stock Units(7)	06/27/17					30,000					—
Former Executive Officers:
Paul Ashton
Annual Incentive Plan(2)			262,573	315,087
Lori Freedman
Annual Incentive Plan(2)			126,956	152,347
Stock Options(3)	07/21/16								125,000	3.49	278,608

(1)	Although the Compensation Committee approved the grant of stock options and performance stock units for Nancy Lurker, our CEO and member of our Board, on September 15, 2016, the grant date and the associated determination of the grant date fair value of each of these awards was December 12, 2016, the Annual Meeting date on which the awards were approved by our stockholders, as required of all awards granted to members of the Board pursuant to ASX listing rules. On June 27, 2017, the Compensation Committee approved additional grants of 240,000 stock options, 120,000 restricted stock units and 115,000 performance-stock units to Ms. Lurker, which have not been included in the above table because these awards are subject to stockholder approval at the next Annual Meeting date.

(2)

These amounts represent potential payouts under our annual performance bonus program with respect to fiscal 2017 performance. With respect to fiscal 2017, our Named Executive Officers were eligible to earn between 0% and 120% of their respective target bonus amounts based on the achievement of corporate performance goals and/or individual performance goals, as applicable. The annual performance bonus amounts earned by our Named Executive Officers for fiscal 2017, which are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Summary

Compensation Table” above, are as follows: (i) Ms. Lurker, $299,152; (ii) Ms. Jorn, $158,793; (iii) Dr. Paggiarino, $137,403; and (iv) Mr. Ross, $84,364. In the case of Dr. Ashton, whose separation from service occurred on September 14, 2017, his pro rata maximum bonus for fiscal 2017 of $65,607, which he was entitled to receive pursuant to the terms of his separation agreement with us, was included in the “All Other Compensation” column of the Summary Compensation Table. In the case of Ms. Freedman, whose separation from service occurred on December 26, 2016, her pro rata maximum bonus for fiscal 2017 of $74,713, which she was entitled to receive pursuant to the terms of her separation agreement with us, was included in the “All Other Compensation” column of the Summary Compensation Table.

(3)	These option awards (with the exception of Ms. Freedman’s) vest in four equal annual installments, commencing on the first anniversary of the date of Compensation Committee approval. Upon Mr. Freedman’s termination, 25% of the options accelerated and 75% were forfeited.

(4)	These performance stock units are market-based awards that are earned based upon a relative percentile rank of the three-year change in the closing price of our common stock compared to that of the companies that make up the NASDAQ Biotechnology Index. The number in the “Maximum” column represents the number of performance stock units granted to the executive on the applicable grant date, and is the maximum number of performance stock units that the executive may earn under the award. The executives will earn this number of units if our relative percentile rank over the three-year performance period is at or above the 90th percentile. The amount in the “Target” column represents the number of performance stock units that the executive will earn if our relative percentile rank over the three-year performance period is in the 75th percentile. The amount in the “Threshold” column represents the number of performance stock units that the executive will earn if our relative percentile rank over the three-year performance period is in the 50th percentile, which is the minimum level of performance that will still result in a portion of the performance stock units being earned by the executive. Ms. Lurker and Ms. Jorn will earn between 0% and 100% of the number of performance stock units granted to them, based upon the achievement of the performance condition over the three-year performance period. None of the performance stock units will be earned if our relative percentile rank over the three-year performance period is below the 50th percentile.

(5)	These option awards vest in three equal annual installments, commencing on the first anniversary of the date of Compensation Committee approval.

(6)	The restricted stock awards vest in three equal annual installments, commencing on the first anniversary of the date of Compensation Committee approval.

(7)	The performance conditions associated with the PSU awards are as follows: (a) for one third of the PSUs, upon FDA acceptance of our NDA submission of Durasert three-year uveitis for review on or before March 31, 2018 and (b) for two-thirds of the PSUs, upon FDA approval of Durasert three-year uveitis on or before March 31, 2019. For each performance criteria that is achieved, 50% of the underlying PSUs that are associated with that performance condition will vest at the achievement date and 50% will vest on the first anniversary of such date, subject to the executive’s continued employment with us through the applicable vesting date. The number in the “Target” column represents the number of PSUs granted to the executive on the applicable grant date, and is the number of PSUs that the executive will earn if the performance conditions are achieved and the service-based conditions are satisfied.

(8)	The exercise price reflects the closing market price of our common stock on the date of Compensation Committee approval.
(9)	The grant date fair value of stock and option awards is calculated in accordance with FASB ASC Topic 718, including valuation at the date of stockholder approval in the case of Ms. Lurker and at the date of Compensation Committee approval in the case of all other current or former Named Executive Officers.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

During fiscal years 2017, 2016 and 2015, as applicable, our Named Executive Officers were employed under employment agreements or offer letters with us, pursuant to which they each received the annual base salaries indicated in the above Summary Compensation Table. As described above in the section entitled “Compensation Discussion and Analysis—Overview of Compensation Program—Employment Agreements,” the employment agreements also provided for annual cash bonuses, discretionary stock option grants and/or other equity-based awards, as well as matching 401(k) contributions and participation in our medical, dental and life and disability insurance plans, both consistent with other U.S. employees.

We provide long-term equity incentive compensation to our employees and directors, including our Named Executive Officers, under our 2008 Incentive Plan and our 2016 Long-Term Incentive Plan. The purpose of these plans is to advance the interests of the Company by providing for the grant to participants of stock, stock-based awards and other incentive awards. Effective as of December 12, 2016, the date on which our stockholders approved the adoption of the 2016 Long-Term Incentive Plan, the Compensation Committee terminated the 2008 Incentive Plan in all respects, other than with respect to previously granted awards, which will continue in accordance with their terms. The following types of awards may be granted under the 2016 Long-Term Incentive Plan, subject to the limitations set forth in the plan: stock options; stock appreciation rights; restricted stock; unrestricted stock; stock units, including restricted stock units; performance awards; cash awards; and other awards that are convertible into or otherwise based on our common stock. The key terms of the equity awards granted to our Named Executive Officers in fiscal 2017 are described above in the sections entitled “Compensation Discussion and Analysis—Overview of Compensation Program—Fiscal 2017 Executive Compensation and Fiscal Year 2018 Base Salary, Bonus Target and Long-Term Equity Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year-End

The following table and footnotes provide information concerning outstanding equity awards for our Named Executive Officers as of June 30, 2017:

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price ($)	Option Expiration Date	Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)(11)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not yet vested ($)(11)
Name	Exercisable	Unexercisable
Nancy Lurker	—	850,000	(1)	3.63	09/15/26
									100,000	(6)	171,000
Deb Jorn	—	300,000	(2)	1.91	11/02/26
	—	90,000	(2)	1.77	06/27/27
									150,000	(7)	256,500
						45,000	(5)	76,950	35,000	(8)	59,850
Dario Paggiarino	—	230,000	(3)	3.93	08/01/26
	—	60,000	(3)	1.77	06/27/27
						30,000	(5)	51,300	25,000	(8)	42,750
Leonard Ross	40,000	—		2.85	09/11/18
	5,000	—		1.81	06/25/19
	23,800	—		3.45	07/22/20
	25,000	—		5.05	07/21/21
	24,000	—		2.14	07/18/22
	30,000	10,000	(4)	3.51	07/23/23
	22,500	22,500	(4)	4.47	07/15/24
	10,000	30,000	(4)	4.09	07/23/25
	—	95,000	(4)	3.49	07/21/26
	—	35,000	(4)	1.77	06/27/27
						20,000	(5)	34,200	30,000	(8)	51,300
Former Executive Officers:
Paul Ashton(9)	315,000	—		4.01	09/14/17
	87,380	—		3.45	09/14/17
	135,000	—		5.05	09/14/17
	104,000	—		2.14	09/14/17
	185,400	—		3.51	09/14/17
	183,750	—		4.47	09/14/17
	145,000	—		4.09	09/14/17
Lori Freedman(10)	100,000	—		2.90	06/26/18
	10,000	—		2.77	06/26/18
	71,900	—		1.81	06/26/18
	46,325	—		3.45	06/26/18
	60,000	—		5.05	06/26/18
	44,000	—		2.14	06/26/18
	70,000	—		3.51	06/26/18
	56,250	—		4.47	06/26/18
	40,000	—		4.09	06/26/18
	31,250	—		3.49	06/26/18

(1)	Ms. Lurker’s unexercisable options vest and become exercisable as follows: 850,000 in four equal annual installments commencing September 15, 2017.

(2)	Ms. Jorn’s unexercisable options vest and become exercisable as follows: 300,000 in four equal annual installments commencing November 2, 2017 and 90,000 in three equal annual installments commencing June 27, 2018.

(3)	Dr. Paggiarino’s unexercisable options vest and become exercisable as follows: 230,000 in four equal annual installments commencing August 1, 2017 and 60,000 in three equal annual installments commencing June 27, 2018.

(4)	Mr. Ross’s unexercisable options vest and become exercisable as follows: 10,000 on July 23, 2017, 22,500 in two equal annual installments commencing July 15, 2017, 30,000 in three equal annual installments commencing July 23, 2017, 95,000 in four equal annual installments commencing July 21, 2017 and 35,000 in three equal annual installments commencing June 27, 2018.

(5)	Restricted stock units vest in three equal annual installments commencing June 27, 2018.

(6)	Reflects the number of performance stock units that Ms. Lurker would earn if the threshold level of performance is achieved. The actual number of performance stock units that will vest on September 14, 2019, if any, will be determined based upon a relative percentile rank of the 3-year change in the closing price of our common stock compared to that of the companies that make up the NASDAQ Biotechnology Index.

(7)	Reflects the number of performance stock units that Ms. Jorn would earn if the threshold level of performance is achieved. The actual number of performance stock units that will vest on November 1, 2019, if any, will be determined based upon a relative percentile rank of the 3-year change in the closing price of our common stock compared to that of the companies that make up the NASDAQ Biotechnology Index.

(8)	Reflects the number of performance stock units (PSUs) that were granted to Ms. Jorn, Dr. Paggiarino and Mr. Ross, which is the number of PSUs that the executive will become vested in if the applicable service and performance-based vesting conditions are achieved. The performance conditions associated with the PSUs are as follows: (a) for one-third of the PSUs, upon FDA acceptance of our NDA submission of Durasert three-year uveitis for review on or before March 31, 2018 and (b) for two-thirds of the PSUs, upon FDA approval of Durasert three-year uveitis on or before March 31, 2019. For each performance condition that is achieved, 50% of the underlying stock units that are associated with that performance condition will vest at the achievement date and 50% will vest on the first anniversary of such date, subject to the Named Executive Officer’s continued employment with us through the applicable date.

(9)	Pursuant to the terms of Dr. Ashton’s separation agreement, the exercise period of his vested stock options was extended to September 14, 2017.

(10)	Pursuant to the terms of Ms. Freedman’s separation agreement, the exercise period of her vested stock options was extended to June 26, 2018.

(11)	The market price of unvested and unearned stock awards is calculated based on the closing price of our common stock at June 30, 2017 of $1.71, as reported on the NASDAQ Global Market.

Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised during fiscal 2017 for each of our current and former Named Executive Officers.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Nancy Lurker	—	—	—	—
Deb Jorn	—	—	—	—
Dario Paggiarino	—	—	—	—
Leonard Ross	—	—	—	—
Former Executive Officers:
Paul Ashton	80,000	45,729	—	—
Lori Freedman	—	—	—	—

(1)	Value realized on exercise of options is calculated as the difference between the market price of the shares of common stock underlying the options on the date of exercise and the applicable option exercise price.

Pension Benefits

We do not have any qualified or non-qualified defined benefit plans.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Potential Payments upon Termination or Change in Control

Our Named Executive Officers that are current executive officers have employment agreements with us that provide for potential payments in connection with termination by us without cause or their resignation for good cause. If the severance provisions in these contracts had been triggered on June 30, 2017, each such Named Executive Officer would have been entitled to payments in the following amounts:

Triggering Event / Payment	Nancy Lurker ($)(1,2,3,4)	Deb Jorn ($)(1,2,3,4)	Dario Paggiarino ($)(1,2,3,4)	Leonard Ross ($)(1,2,3,4)
Termination without Cause / Constructive Termination
Salary	530,000	190,000	—	197,168
Bonus	291,500	76,000	—	94,641
One-Time Retention Bonus	—	—	—	66,091
Medical / Dental / Life / Disability Insurance	23,723	1,932	—	26,703
Acceleration of Unvested Option Awards	—	—	—	—
Acceleration of Unvested Stock Awards	134,926	25,650	17,100	11,400

Total	980,149	293,582	17,100	396,003

Change in Control Followed by Termination
Salary	795,000	190,000	—	262,891
Bonus	437,250	76,000	—	171,732
One-Time Retention Bonus	—	—	—	66,091
Medical / Dental / Life / Disability Insurance	35,585	1,932	—	26,703
Acceleration of Unvested Option Awards	—	—	—	—
Acceleration of Unvested Stock Awards	513,000	376,200	51,300	34,200

Total	1,780,835	644,132	51,300	561,617

Change in Control without Termination
Salary	—	—	—	—
Bonus	—	—	—	—
One-Time Retention Bonus	—	—	—	66,091
Medical / Dental / Life / Disability Insurance	—	—	—	—
Acceleration of Unvested Option Awards	—	—	—	—
Acceleration of Unvested Stock Awards	513,000	299,250	—	—

Total	513,000	299,250	—	66,091

(1)	The above table assumes payments for one year or, solely for Ms. Lurker, 18 months for a termination of employment following a change in control, of medical, dental, vision, life and disability insurance premiums for Ms. Lurker and Mr. Ross, and life and disability insurance premiums only for six months for Ms. Jorn, and does not take into account potential increases in insurance premiums. The table also assumes that each of these executive officers would elect their current coverages under our employee benefit plans and would not obtain coverage from another employer. For purposes of quantifying medical, dental, vision, life and disability insurance benefits, we have applied the assumptions used for financial reporting purposes under generally accepted accounting principles. Ms. Jorn did not elect participation in our medical, dental and vision plans.

(2)	The above table values the acceleration of unvested option awards using the spread between (i) the relevant option exercise price and (ii) the closing price of our common stock on NASDAQ on June 30, 2017, which was $1.71. None of the unvested option awards were “in-the-money” as of June 30, 2017.

(3)	The above table assumes that the market-based performance stock units granted to Ms. Lurker and Ms. Jorn will vest at the target performance level (i.e., that our total stockholder return, or TSR, percentile rank will be in the 75th percentile). The actual number of performance stock units that vest will be between zero and 500,000 units (for Ms. Lurker) or 300,000 units (for Ms. Jorn), based on our TSR percentile rank determined as of the executive’s termination of employment or the change of control, as applicable.

(4)	The above table values the acceleration of unvested stock awards using the closing price of our common stock on NASDAQ on June 30, 2017, which was $1.71.

The severance arrangements of each of Ms. Lurker, Ms. Jorn, Dr. Paggiarino and Mr. Ross as of June 30, 2017 are further described in the following paragraphs. The separation agreements entered into with Dr. Ashton and Ms. Freedman in fiscal 2017 in connection with their termination of employment are further described in the following paragraphs.

Nancy Lurker

Termination of Ms. Lurker’s employment by us without “cause,” or by Ms. Lurker with “good cause” (as such terms are defined her employment agreement), would require us to pay severance to Ms. Lurker. Upon any such termination (other than in connection with a “change of control” (as defined in Ms. Lurker’s employment agreement)), Ms. Lurker would be entitled to receive (i) base salary continuation for a period of 12 months from the date of termination, payable in accordance with our normal payroll practices, (ii) one times her annual target bonus, payable in equal installments during the period of base salary continuation under clause (i) above, and (iii) provided that Ms. Lurker timely elects COBRA continuation coverage for herself and her eligible dependents, a monthly amount that equals the portion of the monthly health premiums paid by us on behalf of her and her eligible dependents immediately preceding the date that her employment terminates until the earlier of the last day of the period of Ms. Lurker’s base salary continuation or the date that Ms. Lurker and her eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms. Additionally, (x) with respect to Ms. Lurker’s sign-on equity grant of 850,000 stock options, any unvested portion of the options held by Ms. Lurker immediately prior to her employment termination by us without cause or by Ms. Lurker with good cause that would have vested as of the second anniversary of her employment termination will vest upon any such termination, and such options would remain exercisable until the earlier of (1) three months thereafter and (2) the applicable option expiration date and (y) with respect to all other stock options held by Ms. Lurker, any unvested portion that would have vested as of the first anniversary following the date of her termination by us without cause or by Ms. Lurker with good cause will vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date.

In the event of any such termination that occurs within 60 days prior to, or within 18 months following a change of control, Ms. Lurker would be entitled to receive (i) base salary continuation for a period of 18 months, payable in accordance with our normal payroll practices, (ii) 1.5 times her annual target bonus, payable in equal installments during the period of base salary continuation under clause (i) above, and (iii) provided that Ms. Lurker timely elects COBRA continuation coverage for herself and her eligible dependents, a monthly amount that equals the portion of the monthly health premiums paid by us on behalf of her and her eligible dependents immediately preceding the date that her employment terminates until the earlier of the last day of the period of Ms. Lurker’s base salary continuation or the date that Ms. Lurker and her eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms. In addition, upon any such termination following a change of control, any unvested portion of Ms. Lurker’s options and any unvested restricted shares would vest and the options would become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date, provided, however, that with respect to Ms. Lurker’s sign-on equity grant of 850,000 stock options, pursuant to the applicable award agreement, such termination must occur within 24 months following a change of control. Termination by us for cause or by Ms. Lurker without good cause would not require us to pay any severance to Ms. Lurker.

With respect to Ms. Lurker’s sign-on equity grant of 500,000 performance stock units, in the event of a termination of Ms. Lurker’s employment by us without cause or by Ms. Lurker with good cause, a pro-rated portion of the performance stock units, based on the number of days elapsed between September 15, 2016 and Ms. Lurker’s termination date divided by 1,095 days (the original 3-year performance period) would remain outstanding and eligible to be earned based on our total stockholder return, or TSR, relative to the companies that comprise the NASDAQ Biotechnology Index, with Ms. Lurker’s termination date serving as the last day of the performance period. In the event that a change of control occurs before the end of the three-year performance period, the performance stock units will be eligible to vest on the date of the change of control based on our TSR relative to the companies that comprise the NASDAQ Biotechnology Index, with performance measured as of the change of control.

Ms. Lurker’s right to receive the severance payments and benefits described above under her employment agreement is conditioned upon her execution and non-revocation of a separation agreement containing a general release of claims. Ms. Lurker’s employment agreement contains certain restrictive covenants, including non-disclosure of confidential information, assignment of rights to intellectual property, a non-competition covenant that runs for 12 months following her termination of employment for any reason, a non-solicitation covenant with respect to certain of our customers, vendors, suppliers and business partners that runs for 12 months following her termination of employment for any reason and a non-solicitation covenant with respect to our employees and independent contractors that runs for 12 months following her termination of employment.

Deb Jorn

Termination of Ms. Jorn’s employment by us without “cause,” or by Ms. Jorn with “good cause” (as such terms are defined in her employment agreement), would require us to pay severance to Ms. Jorn. Upon any such termination, Ms. Jorn would be entitled to receive (i) base salary continuation for a period of 12 months from the date of termination (6 months if such termination were to occur within one year of Ms. Jorn’s start date, or November 2, 2017), payable in accordance with our normal payroll practices, (ii) one times her annual target bonus (one-half the target bonus if such termination were to occur within one year of Ms. Jorn’s start date, or November 2, 2017), payable in equal installments during the period of base salary continuation under clause (i) above, and (iii) provided that Ms. Jorn timely elects COBRA continuation coverage for herself and her eligible dependents, a monthly amount that equals the portion of the monthly health premiums paid by the Company on behalf of Ms. Jorn and her eligible dependents immediately preceding the date that her employment terminates until the earlier of the last day of the period of Ms. Jorn’s base salary continuation or the date that Ms. Jorn and her eligible dependents become ineligible for COBRA continuation coverage pursuant to applicable law or plan terms. Additionally, upon any such termination that occurs after a “change of control” (as defined in Mr. Jorn’s employment agreement), any unvested portion of Ms. Jorn’s options and any unvested restricted shares would vest and the options would become exercisable upon such termination, and such options would remain exercisable until the earlier of (x) one year thereafter and (y) the applicable option expiration date, provided, however, that with respect to Ms. Jorn’s stock options, pursuant to the applicable award agreements, such termination must occur within 24 months following a change of control. Termination by us for cause or by Ms. Jorn without good cause would not require us to pay any severance to Ms. Jorn.

Ms. Jorn’s right to receive the severance payments and benefits described above under her employment agreement is conditioned upon her execution and non-revocation of a separation agreement containing a general release of claims. Ms. Jorn’s employment agreement contains certain restrictive covenants, including non-disclosure of confidential information, assignment of rights to intellectual property, a non-competition covenant that runs for 12 months following her termination of employment for any reason, a non-solicitation covenant with respect to certain of our customers, vendors, suppliers and business partners that runs for 12 months following her termination of employment for any reason and a non-solicitation covenant with respect to our employees and independent contractors that runs for 12 months following her termination of employment.

With respect to the 300,000 stock options granted to Ms. Jorn in connection with the commencement of employment and the 90,000 stock options granted to her in June 2017, any unvested portion of such options held by Ms. Jorn immediately prior to her termination of employment by us without cause or by Ms. Jorn with good cause that would have vested as of the first anniversary of her employment termination will vest upon any such termination, and such options will remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. Additionally, if such termination occurs within 24 months following a “change of control” (as defined in the applicable award agreement), then such stock options will become fully vested upon such termination, and such options will remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date.

With respect to the 200,000 performance stock units granted to Ms. Jorn in connection with the commencement of her employment, in the event that a change of control occurs before the end of the 3-year performance period, the performance stock units will be eligible to vest on the date of the change of control based on the Company’s TSR relative to the companies that comprise the NASDAQ Biotechnology Index, with performance measured as of the change of control.

With respect to the 45,000 restricted stock units granted to Ms. Jorn in June 2017, any unvested restricted stock units held by Ms. Jorn immediately prior to her termination of employment by us without cause or by Ms. Jorn with good cause that would have vested as of the first anniversary of her employment termination will vest upon any such termination. Additionally, if such termination occurs within 24 months following a change of control, then such restricted stock units will become fully vested upon such termination.

Dario Paggiarino

With respect to the 230,000 stock options granted to Dr. Paggiarino in connection with his commencement of employment and the 60,000 stock options granted to him in June 2017, any unvested portion of such options held by Dr. Paggiarino immediately prior to his termination of employment by us without “cause” or by Dr. Paggiarino with “good cause” that would have vested as of the first anniversary of his employment termination will vest upon any such termination, and such options will remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. Additionally, if such termination occurs within 24 months following a “change of control”, then such stock options will become fully vested upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date.

With respect to the 30,000 restricted stock units granted to Dr. Paggiarino in June 2017, any unvested restricted stock units held by Dr. Paggiarino immediately prior to his termination of employment by us without cause or by Dr. Paggiarino with good cause that would have vested as of the first anniversary of his employment termination will vest upon any such termination. Additionally, if such termination occurs within 24 months following a change of control, then such restricted stock units will become fully vested upon such termination.

Leonard Ross

Pursuant to his employment agreement, termination of Mr. Ross’ employment by us without “cause,” or by Mr. Ross with “good cause” (as such terms are defined in his employment agreement), would require us to pay severance to Mr. Ross. Upon any such termination (other than within 24 months of a “change of control” (as such term is defined in Mr. Ross’ employment agreement)), provided that at our election Mr. Ross remains an employee for up to nine months after notifying us of a good cause termination, Mr. Ross would be entitled to a lump sum payment equal to the sum of (i) 75% of current annual salary and (ii) a pro rata portion of the current year’s bonus, calculated based on the period from the commencement of the fiscal year until the termination date and further calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. We also would be required to provide medical, life and disability benefits to Mr. Ross for a period of one year if he so elected. Termination by us for cause or by Mr. Ross without good cause would not require us to pay any severance to Mr. Ross.

In the event of any such termination within 24 months of a change of control, Mr. Ross would be entitled to a lump sum payment equal to the sum of (i) 100% of current annual salary, (ii) an amount equal to the prior year’s bonus and (iii) a pro rata portion of the current year’s bonus, calculated based on the period from the commencement of the fiscal year until the termination date and further calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus, as well as medical, life and disability benefits to Mr. Ross for a period of one year if he so elected.

Mr. Ross’ right to receive the severance payments and benefits described above under his employment agreement is conditioned upon his execution and non-revocation of a separation agreement containing a general release of claims. Mr. Ross is a party to an Employee Confidentiality, Proprietary Rights and Noncompetition Agreement with us, pursuant to which he is subject to certain restrictive covenants, including non-disclosure of confidential information, a non-recruitment of employees covenant that runs for two years following his termination of employment for any reason, and a non-competition covenant that runs for one year following his termination of employment for any reason.

Pursuant to the applicable award agreements, (x) with respect to all options held by Mr. Ross, any unvested portion that would have vested as of the first anniversary following the date of his termination of employment by us without cause or by Mr. Ross with good cause would vest upon any such termination, and such options would remain exercisable until the earlier of (1) three months thereafter and (2) the applicable option expiration date; and (y) with respect to any unvested time-based restricted stock units held by Mr. Ross that would have vested as of the first anniversary following the date of his termination of employment by us without cause or by Mr. Ross with good cause, would vest upon any such termination. In addition, upon any such termination within 24 months of a change of control, (i) any unvested portion of Mr. Ross’ options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (A) one year thereafter and (B) the applicable option expiration date and (ii) any unvested portion of Mr. Ross’ time-based restricted stock units would vest upon any such termination.

If Mr. Ross’ employment is terminated by us without “cause” (as defined in Mr. Ross’ retention bonus letter agreement, dated January 4, 2017), prior to December 22, 2017, then he will be entitled to receive a pro-rated portion of his one-time retention bonus amount ($131,446), based on the number of days that have elapsed between January 4, 2017 and his termination date divided by 354 days, which amount will be payable in a cash lump sum, subject to his execution and non-revocation of a general release of claims. In the event that a “covered transaction” (as defined in Mr. Ross’ retention bonus letter agreement, dated January 4, 2017) occurs prior to December 22, 2017, provided he remained actively employed by us and in good standing through the consummation of the covered transaction, we will pay Mr. Ross a pro-rated portion of his one-time retention bonus amount, based on the number of days that have elapsed between January 4, 2017 and the date of the consummation of such covered transaction, divided by 354 days, which amount will be payable in a cash lump sum.

Paul Ashton

In connection with the termination of Dr. Ashton’s employment on September 14, 2016, he was entitled to severance compensation as follows, subject to his execution and non-revocation of a general release of claims:

•	$477,405, representing a lump sum payment of one year of base salary;

•	$65,607, representing a lump sum payment of a pro rata portion of Dr. Ashton’s maximum fiscal 2017 annual incentive compensation;

•	$25,677, representing monthly payments made on Dr. Ashton’s behalf for COBRA continuation coverage for one year based upon his participation in our group insurance plans;

•	One year acceleration of vesting for all unvested stock options, which totaled 180,100 options, valued at $9,733 based on the excess, if any, of the $3.72 closing share price on the date of separation over the applicable option exercise prices; and

•	Extension of the exercise period for all vested stock options for an additional nine months beyond the three months provided for under the terms of the stock option award agreements.

Dr. Ashton is subject to certain restrictive covenants, including non-disparagement of our employees, customers, suppliers and competitors, non-disclosure of confidential information and assignment of rights to intellectual property.

Lori Freedman

In connection with the termination of Ms. Freedman’s employment on December 26, 2016, she was entitled to severance compensation as follows, subject to her execution and non-revocation of a release of claims:

•	$362,732, representing a lump sum payment of one year of base salary;

•	$74,713, representing a lump sum payment of a pro rata portion of Ms. Freedman’s maximum fiscal 2017 annual incentive compensation;

•	$129,505, representing a lump sum payment of the greater of the annual incentive compensation awards that were paid to Ms. Freedman for each of the two preceding fiscal year periods;

•	$26,021, representing monthly payments made on Ms. Freedman’s behalf for COBRA continuation coverage for one year based upon his participation in our group insurance plans;

•	One year acceleration of vesting for all unvested stock options, which totaled 87,500 options, valued at $0 because the $1.97 closing share price on the date of separation was lower than the applicable option exercise price for each such option grant; and

•	Extension of the exercise period for all vested stock options for an additional fifteen months beyond the three months provided for under the terms of the stock option award agreements.

DIRECTOR COMPENSATION

The following table and footnotes provide information regarding the compensation paid to our non-executive directors for the fiscal year ended June 30, 2017:

Name	Fees Earned or Paid in Cash ($)	Option Awards($)(1)(2)	All Other Compensation	Total ($)
David J. Mazzo	90,178	24,263	—	114,441
Michael Rogers	99,000	16,175	—	115,175
Douglas Godshall	73,178	16,175	—	89,353
James Barry	52,000	16,175	—	68,175
Jay Duker	37,242	34,900	—	72,142
Kristine Peterson	444	—	—	444

(1)	The amounts in this column reflect the grant date fair value as determined in accordance with FASB ASC Topic 718. The underlying valuation assumptions for equity awards are further disclosed in Note 11 of the audited financial statements filed with our Annual Report on Form 10-K for fiscal year 2017.
(2)	The following table shows the aggregate number of outstanding shares underlying outstanding options held by our non-executive directors as of June 30, 2017:

Name	Outstanding Option Awards
David J. Mazzo	435,000
Michael Rogers	310,000
Douglas Godshall	160,000
James Barry	80,000
Jay Duker	40,000
Kristine Peterson	—

The compensation of our non-executive directors for fiscal 2017 was:

•	annual retainer fee of $60,000 for the Board chair and $40,000 for each other Board member;

•	annual retainer fee of $20,000 for the chair and $8,000 for each other member of the Audit and Compliance Committee;

•	annual retainer fee of $12,000 for the chair and $6,000 for each other member of the Compensation Committee;

•	annual retainer fee of $8,000 for the chair and $4,000 for each other member of the Governance and Nominating Committee;

•	annual retainer fee of $8,000 for the chair and $4,000 for each other member of the Science Committee;

•	in the event a director attends more than twelve committee meetings, meeting attendance fees of $1,000 for each Board and committee meeting attended thereafter;

•	initial grant of an option to purchase 40,000 shares for a new director and annual grants of options to purchase 30,000 shares for the Board chair and 20,000 shares for other directors, all subject to stockholder approval; and

•	additional one-time retainer of $5,000 and $20,000 to Dr. Mazzo and Mr. Rogers, respectively, for services provided in connection with oversight of our financing activities.

Ms. Lurker received no additional compensation for serving as a director.

In March 2017, the Compensation Committee engaged Radford to conduct a new director benchmarking study for fiscal 2018 following a review of our director compensation program. Radford presented the Compensation Committee with a report and recommendation on director compensation for fiscal 2018. Radford’s recommendations included a market analysis of cash and equity compensation based on the peer group discussed under Executive Compensation, with target total compensation around the 50th percentile. The Compensation Committee used Radford’s recommendation as a basis to set director compensation for fiscal 2018. The Board approved cash compensation consistent with 2017 levels and increased equity compensation in line with our peer group in order to maintain competitiveness in attracting and retaining quality directors.

The Compensation Committee approved the following equity awards for fiscal 2018 to our non-executive directors, all of which are subject to approval by our stockholders at the next Annual Meeting of Stockholders under the rules of the ASX:

Name	Option Awards (#) (1,2)	Deferred Stock Unit Awards (#) (3)
David J. Mazzo	20,000	17,500
Michael Rogers	20,000	12,500
Douglas Godshall	20,000	12,500
James Barry	20,000	12,500
Jay Duker	20,000	12,500
Kristine Peterson	40,000	—

(1)	Options to purchase 20,000 shares of common stock were granted to incumbent non-executive directors with one-year cliff vesting from the date of Compensation Committee approval.

(2)	Options to purchase 40,000 shares of common stock were issued as a new director grant to Ms. Peterson, with vesting in equal installments on each of the first three anniversaries of the Compensation Committee approval date.

(3)	Deferred stock unit awards of 12,500 were awarded to each incumbent director (17,500 to the Board Chair) with one-year cliff vesting from the date of Compensation Committee approval, subject to the director’s continued service on the Board through such date. The shares of stock underlying any deferred stock units that become vested will be delivered to the director upon the earlier of (i) his or her termination of service on the Board and (ii) the occurrence of a “change of control” (as defined in the applicable award agreement) that constitutes a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company, in each case as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

PROPOSAL 2

RATIFICATION OF THE ISSUANCE OF 5,843,313 SHARES OF COMMON STOCK PURSUANT TO ASX LISTING RULE 7.4 TO REFRESH OUR CAPACITY TO ISSUE SHARES OF COMMON STOCK WITHOUT PRIOR STOCKHOLDER APPROVAL PURSUANT TO ASX LISTING RULE 7.1

Background

On February 8, 2017, we entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with FBR Capital Markets & Co. (“FBR”) to create an at the market equity program under which we from time to time may offer and sell shares of our Common Stock having an aggregate offering price of up to US$20,000,000 (the “ATM Shares”) through FBR. Under the Sales Agreement, FBR may sell the ATM Shares by any method permitted by law deemed to be an “at-the-market” offering as defined in Rule 415 of the Securities Act of 1933, as amended, including, but not limited to, sales made by means of ordinary brokers’ transactions, including on The NASDAQ Global Market (“NASDAQ”), at market prices or as otherwise agreed with FBR. Subject to the terms of our instructions, FBR may also sell the ATM Shares by any other method permitted by law, including, but not limited to negotiated transactions, subject to our prior express written consent. A copy of the Sales Agreement may be found in the Current Report on Form 8-K that we filed with the SEC on February 8, 2017 and with the ASX on February 9, 2017. The ATM Shares are sold pursuant to our shelf registration statement that was declared effective by the SEC on December 2, 2015 and the accompanying prospectus supplements that were filed with the SEC on February 8, 2017 and September 20, 2017.

Under the Sales Agreement we have issued 5,843,313 ATM Shares between July 24, 2017 and October 27, 2017 (equivalent to 5,843,313 CDIs) at an average issue price of US$1.23 per share for an aggregate principal amount of US$7,214,482 (the “ATM Sold Shares”).

We are now seeking the approval of our stockholders for the purpose of ratifying the issuance of the ATM Sold Shares. The purpose of this Proposal No. 2 is to refresh our 15% capacity under ASX Listing Rule 7.1 (as described below) and enable us to raise further funds as needed by means of equity placements, and to assist with our funding needs and other corporate activities. No specific issuances are contemplated at this time.

ASX Listing Rules

ASX Listing Rule 7.1.

ASX Listing Rule 7.1 prohibits, subject to certain exceptions, a company from issuing or agreeing to issue securities that would represent more than 15% of the company’s ordinary securities on issue 12 months prior to the date of issue (or agreement to issue) of such securities, without prior approval of a company’s stockholders.

The issue and sale of the ATM Sold Shares were within the 15% limitation imposed under ASX Listing Rule 7.1 and accordingly stockholder approval was not required for their issue.

ASX Listing Rule 7.4.

ASX Listing Rule 7.4 sets out an exception to ASX Listing Rule 7.1. This rule provides that where the stockholders in a general meeting ratify a previous issuance of securities (made without stockholder approval under ASX Listing Rule 7.1), those securities will be excluded from the calculation of the number of securities that can be issued by us in any 12-month period within the 15% limit set out in ASX Listing Rule 7.1.

In accordance with ASX Listing Rule 7.1 and ASX Listing Rule 7.4, stockholder approval is now being sought to ratify the issuance of the ATM Sold Shares. By ratifying the issue of the ATM Sold Shares, such securities will be excluded from the calculation of the number of securities that can be issued by us in the forthcoming 12-month period under ASX Listing Rule 7.1, therefore providing us with flexibility to issue further shares of Common Stock within the 15% limit in the next 12 months, if the Board considers it is in the interests of us and our stockholders to do so.

Technical Information Required by ASX Listing Rule 7.5

For the purposes of ASX Listing Rule 7.5, in addition to the information set out above, the following information is provided in relation to this proposal:

(a)	a total of 5,843,313 shares of Common Stock (equivalent to 5,843,313 CDIs) were issued between July 24, 2017 and October 27, 2017;

(b)	the issue price of the ATM Sold Shares was between US$1.20 and US$1.41 per share;

(c)	the ATM Sold Shares were issued to investors in ordinary brokerage transactions at market prices, in accordance with the terms of the Sales Agreement;

(d)	the issuance of the ATM Shares was made pursuant to a public offering under our registration statement that was declared effective by the SEC on December 2, 2015; and

(e)	the ATM Sold Shares rank equally with all other shares of our Common Stock.

Use of Proceeds

We received net proceeds from the issuance and sale of the ATM Sold Shares of approximately US$7.0 million, after deducting offering expenses and sales commissions. We intend to use the net proceeds of the ATM Shares (including those received from the sale of the ATM Sold Shares) for the continued research and clinical and pre-clinical development of our product candidates, preparing for the commercialization of our lead product candidate, if approved, and for other general corporate purposes, which may include working capital, research and development expenditures, the funding of in-licensing agreements for product candidates, additional technologies or other forms of intellectual property, expenditures relating to manufacturing infrastructure and other capital expenditures and general and administrative expenses.

Voting Exclusion Statement

We will disregard any votes cast on Proposal No. 2 by stockholders who, to our knowledge, participated in the purchase of the ATM Sold Shares and any associate of such stockholder.

However, we will not disregard a vote if it is cast by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy card, or it is cast by the person chairing the Annual Meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy card to vote as the proxy decides.

THE BOARD RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 2 TO RATIFY THE ISSUANCE OF THE ATM SOLD SHARES PURSUANT TO ASX LISTING RULE 7.4 TO REFRESH OUR CAPACITY TO ISSUE SHARES OF COMMON STOCK WITHOUT PRIOR STOCKHOLDER APPROVAL PURSUANT TO ASX LISTING RULE 7.1.

PROPOSAL 3

APPROVAL OF AN ADDITIONAL 10% PLACEMENT CAPACITY

Background

ASX Listing Rule 7.1 allows us to issue a maximum of 15% of our issued capital in any 12-month period without obtaining stockholder approval. In accordance with ASX Listing Rule 7.1A, eligible entities can issue a further 10% of their issued capital over a 12-month period (“Placement Securities”) without obtaining stockholder approval for the individual issues, provided that stockholder approval is obtained at the entity’s annual meeting (and the entity is an “eligible entity” at the time of the annual meeting).

An eligible entity for the purposes of ASX Listing Rule 7.1A is an entity that is not included in the S&P/ASX300 Index and has a market capitalization of A$300 million or less. We are an “eligible entity” as at the date of this proxy statement.

The purpose of this Proposal No. 3 is to provide us with flexibility to meet future business and financial needs. We believe that it is advantageous for us to have the ability to act promptly with respect to potential opportunities and that approval of the issuance of the Placement Securities is desirable in order to have the securities available, as needed, for possible future financing transactions, strategic transactions, or other general corporate purposes that are determined by the Board to be in our best interests.

Approval of this Proposal No. 3 would enable us to issue securities without the expense and delay of holding a meeting of stockholders, except as may be required by applicable law or regulations. The cost, prior notice requirements, and delay involved in obtaining stockholder approval at the time a corporate action may become necessary could eliminate the opportunity to effect the action or could reduce the expected benefits.

If this Proposal and Proposal No. 2 are approved then, subject to the limitations described below with respect to the additional 10% placement capacity, we will generally be permitted to issue up to 25% of our issued and outstanding capital without any further stockholder approval in the next 12 months, unless such stockholder approval is required by applicable law, the rules of the ASX, or the rules of another stock exchange on which our securities may be listed at the time. Currently, we have no definitive agreements to issue securities for any purpose, other than equity awards outstanding under our 2008 Incentive Plan (the “2008 Plan”) or outstanding and/or available for issuance under our 2016 Incentive Plan (the “2016 Plan”); however, we will need to secure financing no later than the second quarter of calendar year 2018 in order to continue our operations as planned and this may require us to issue a material amount of new securities. We believe that the adoption of this Proposal No. 3 will enable us to promptly and appropriately respond to business opportunities or raise additional equity capital. The Board will determine the terms of any issuance of securities in the future.

We are now seeking stockholder approval to have the ability to issue Placement Securities under ASX Listing Rule 7.1A.

ASX Listing Rules

ASX Listing Rule 7.1A

The ability to issue Placement Securities (such as CDIs) under the 10% placement capacity is subject to stockholder approval by way of a special resolution at an annual general meeting. Accordingly, this Proposal No. 3 requires approval of 75% of the votes properly cast by our stockholders.

The Placement Securities must be in the same class as an existing quoted class of equity securities of the company. As at the date of this proxy statement, we only have on issue one quoted class of equity securities, namely Common Stock, traded on NASDAQ, and in the form of CDIs on the ASX.

The exact number of Placement Securities that may be issued by us under ASX Listing Rule 7.1A will be determined in accordance with the formula prescribed in ASX Listing Rule 7.1A.2 (a copy of which is replicated below):

(A x D) - E

A =	The number of fully paid ordinary securities on issue 12 months before the date of issue or agreement:

•	plus the number of fully paid ordinary securities issued in the 12 months under an exception in ASX Listing Rule 7.2;

•	plus the number of partly paid ordinary securities that became fully paid in the 12 months;

•	plus the number of fully paid ordinary securities issued in the 12 months with stockholder approval under ASX Listing Rules 7.1 and 7.4; and

•	less the number of fully paid ordinary securities cancelled in the 12 months.

D =	10%

E =	The number of equity securities issued or agreed to be issued under Listing Rule 7.1A.2 in the 12 months before the date of issue or agreement to issue that are not issued with stockholder approval under ASX Listing Rules 7.1 or 7.4.

If passed, Proposal No. 3 will allow the Board to issue up to an additional 10% of our issued capital during the 12-month period following the date of the Annual Meeting without requiring further stockholder approval. This is in addition to our 15% annual placement capacity provided for in ASX Listing Rule 7.1.

Technical Information Required by ASX Listing Rule 7.3A

As required by ASX Listing Rule 7.3A, the following additional information is provided in relation to Proposal No. 3:

(a)	The minimum price at which Placement Securities may be issued pursuant to this ASX Listing Rule 7.1A approval will be no less than 75% of the volume weighted average price of the Common Stock calculated over the 15 trading days on which trades in that class were recorded immediately before:

(i)	the date on which the price at which Placement Securities are to be issued is agreed; or

(ii)	if Placement Securities are not issued within five trading days of the date in paragraph (i), the date on which Placement Securities are issued.

If Placement Securities are issued for non-cash consideration, we will provide to the market (in accordance with the ASX Listing Rules) a valuation of the non-cash consideration that demonstrates that the issue price of such Placement Securities complies with ASX Listing Rule 7.3A.

(b)	If stockholders approve Proposal No. 3 and we issue Placement Securities under ASX Listing Rule 7.1A, our existing stockholders face the risk of economic and voting dilution as a result of the issue of Placement Securities, to the extent that such Placement Securities are issued, including the risk that:

(i)	the market price for Placement Securities may be significantly lower on the issue date than on the date of the approval under ASX Listing Rule 7.1A; and

(ii)	Placement Securities may be issued at a price that is at a discount to the market price for those securities on the issue date.

The following table describes the potential dilution of existing stockholders on the basis of three different issue prices and values for variable ‘A’ in the formula in ASX Listing Rule 7.1A.2. The prices and values set out in the table below are examples only and include scenarios prescribed by the ASX Listing Rules. Accordingly, they provide no indication of the actual market price of our Common Stock or the price at which issues of Placement Securities under ASX Listing Rule 7.1A will be made (assuming Proposal No. 3 is approved by stockholders). In addition, the “current variable ‘A’” reference in the table does not take into account the shares of Common Stock that would be added to that number if Proposal No. 3 is approved.

Variable A in Listing Rule 7.1A.2		Dilution
		Issue price of US$0.59 (50% of the current market price of the Company’s Common Stock)	Issue price of US$1.18 (the current market price of the Company’s Common Stock)	Issue price of US$2.36 (100% increase in the current market price of the Company’s Common Stock)
45,200,312 shares of Common Stock	10% Voting Dilution	4,520,031 shares	4,520,031 shares	4,520,031 shares
(Current variable ‘A’)	Funds raised	US$2,666,818	US$5,333,637	US$10,667,273
67,800,468 shares of Common Stock	10% Voting Dilution	6,780,047 shares	6,780,047 shares	6,780,047 shares
(50% increase to current variable ‘A’)	Funds raised	US$4,000,228	US$8,000,455	US$16,000,911
90,400,624 shares of Common Stock	10% Voting Dilution	9,040,062 shares	9,040,062 shares	9,040,062 shares
(100% increase to current variable ‘A’)	Funds raised	US$5,333,637	US$10,667,273	US$21,334,546

Note: The above table has been prepared based on the following assumptions:

1.	We issue the maximum number of Placement Securities available under the 10% placement capacity prescribed by ASX Listing Rule 7.1A.

2.	No options are exercised or other equity securities vest before the date of issue of Placement Securities under ASX Listing Rule 7.1A.

3.	The 10% voting dilution reflects the aggregate percentage dilution against the issued share capital at the time of issue. This is why the voting dilution is shown in each example as 10%.

4.	The table shows only the effect of issues of Placement Securities under ASX Listing Rule 7.1A, not under our 15% placement capacity under ASX Listing Rule 7.1.

5.	Current variable “A” assumes 45,200,312 shares of our Common Stock outstanding as of November 1, 2017.

6.	The issue price of US$1.18 is the closing price of our Common Stock on NASDAQ on November 1, 2017.

7.	All shares of Common Stock are held as shares of Common Stock (not CDIs).

(c)	The date Placement Securities must be issued by (assuming Proposal No. 3 is approved by stockholders) is the date that is 12 months after the date of the Annual Meeting (i.e., December 15, 2018) unless we approve a transaction under ASX Listing Rule 11.1.2 (a significant change to the nature or scale of our activities) or ASX Listing Rule 11.2 (disposal of our main undertaking), in which case the ASX Listing Rule 7.1A approval under Proposal No. 3 will fall away on the date of stockholder approval for the relevant transaction.

(d)	The Placement Securities may be issued for the purposes of continued research and clinical and pre-clinical development of our product candidates, preparing for the commercialization of our lead product candidate, if approved, and for other general corporate purposes, which may include working capital, research and development expenditures, the funding of in-licensing agreements for product candidates, additional technologies or other forms of intellectual property, expenditures relating to manufacturing infrastructure and other capital expenditures and general and administrative expenses.

We do not intend to issue any of the Placement Securities for non-cash consideration; however, as required by ASX Listing Rule 7.1A.3, a valuation report would be provided in relation to any securities that were to be issued for non-cash consideration.

We will comply with the disclosure obligations under ASX Listing Rules 7.1A.4 and 3.10.5A upon the issue of any Placement Securities.

(e)	Our allocation policy for issues of Placement Securities pursuant to approval under this Proposal No. 3 will depend on prevailing market conditions and our circumstances at the time of any proposed issue. The form and timing of any issue of Placement Securities under ASX Listing Rule 7.1A and the identity of the allottees of Placement Securities will be determined on a case by case basis having regard to factors including, but not limited to, the following:

(i)	the methods of raising funds available to us including, but not limited to, private placements, rights issues or other issues in which existing stockholders can participate;

(ii)	the effect of the issue of Placement Securities on the control of our company;

(iii)	the financial situation and solvency of the company; and

(iv)	advice from any one or more of our professional advisers.

Allottees for the purposes of the issue of Placement Securities under ASX Listing Rule 7.1A have not been determined as at the date of this proxy statement, but may include existing substantial stockholders and/or new stockholders who are not related parties or associates of a related party of ours. In addition, if we are successful in acquiring new assets or investments it is possible that allottees for the purpose of the issue of Placement Securities under ASX Listing Rule 7.1A will be or include vendors of the new assets or investments.

As at the date of this proxy statement, we have not formed an intention as to the parties which we may approach to participate in an issue of Placement Securities under ASX Listing Rule 7.1A, including whether such an issue would be made to existing stockholders or to new investors.

(f)	We have not previously obtained stockholder approval for an additional 10% placement capacity under ASX Listing Rule 7.1A.

Voting Exclusion Statement

We will disregard any votes cast in respect of Proposal No. 3 by a person who may participate in the proposed issue of any Placement Securities and a person who might obtain a benefit, except a benefit solely in the capacity of a holder of shares, if Proposal No. 3 is passed, and any associates of those persons. However, we need not disregard a vote cast on Proposal No. 3 if:

•	it is cast by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy card; or

•	it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy card to vote as the proxy decides.

As at the date of this proxy statement, we have not entered into any definitive agreements to issue, or approached any particular existing stockholder or security holder or an identifiable class of existing security holders to participate in the issue of, Placement Securities under ASX Listing Rule 7.1A and therefore it is not known who may participate in a potential issue of Placement Securities (if any) under ASX Listing Rule 7.1A. Accordingly, as at the date of this proxy statement, we are not aware of any person who would be excluded from voting on this Proposal No. 3.

THE BOARD RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 3 TO INCREASE OUR PLACEMENT CAPACITY BY 10% PURSUANT TO ASX LISTING RULE 7.1A.

PROPOSAL 4

APPROVAL OF THE GRANT OF STOCK OPTIONS, RESTRICTED STOCK UNITS AND PERFORMANCE STOCK UNITS TO NANCY LURKER

We provide equity incentives to our executive officers as part of their compensation. On June 27, 2017, the Compensation Committee granted three equity awards to Ms. Lurker, subject to stockholder approval in accordance with ASX Listing Rule 10.11. The awards consist of an option to purchase 240,000 shares of Common Stock, restricted stock units (“RSUs”) entitling Ms. Lurker to receive up to 120,000 shares of Common Stock and performance stock units (“PSUs”) entitling Ms. Lurker to receive up to 115,000 shares of Common Stock based on the achievement of certain regulatory development milestones. The Compensation Committee determined the amount and terms of the grants with advice from its independent compensation consultant, Radford, and considered peer group and survey information. The awards were designed to incentivize Ms. Lurker’s future performance and to promote her retention.

We will issue certificates representing the awards within one month of the receipt of stockholder approval. The awards to Ms. Lurker will not have any effect upon the rights of existing security holders, except a potential reduction of each existing security holder’s percentage ownership in our company by up to approximately 1.04%.

ASX Listing Rule 10.11 provides that we must not issue securities to a related party of ours without first obtaining stockholder approval. Ms. Lurker, as a director of our company, is considered a related party for purposes of ASX Listing Rule 10.11. As stockholder approval is being sought under ASX Listing Rule 10.11, approval under ASX Listing Rule 7.1 is not required in accordance with ASX Listing Rule 7.2 (Exception 14). If this Proposal No. 4 is approved, we will retain the flexibility to issue equity securities up to the 15% annual placement capacity set out in ASX Listing Rule 7.1 without seeking stockholder approval (or 25% if Proposal No. 3 is approved by the stockholders at the Annual Meeting). Further commentary regarding Listing Rules 7.1 and 7.1A and our annual placement capacity is set out under Proposal Nos. 2 and 3.

Material Terms of the Proposed Grants

Stock Option

Ms. Lurker’s option has an exercise price of US$1.77 per share, the closing price on NASDAQ of a share of our Common Stock on June 27, 2017, the date the Compensation Committee approved her grants (the “approval date”). The option vests and becomes exercisable in three equal installments on the first through third anniversaries of the approval date, subject to Ms. Lurker’s continued employment with us through the applicable vesting date. This option, if not earlier forfeited, expires on the tenth anniversary of the approval date.

If Ms. Lurker’s employment with us is terminated by us without “cause” or by her for “good cause” (as each such term is defined in her employment agreement with us), then any unvested portion of the option that would have vested as of the first anniversary of her termination of employment will vest upon any such termination, and the option will remain exercisable until the earlier of (i) three months thereafter and (ii) the option expiration date. Additionally, if such termination occurs within 24 months following a “change of control” (as such term is defined in the option award agreement), then the option will become fully vested upon such termination, and the option will remain exercisable until the earlier of (x) one year thereafter and (y) the option expiration date.

Restricted Stock Unit

Ms. Lurker’s RSU grant vests in three equal installments on the first through third anniversaries of the approval date, subject to Ms. Lurker’s continued employment with us through the applicable vesting date. Each of the 120,000 RSUs represents the right to receive one share of Common Stock.

If Ms. Lurker’s employment with us is terminated by us without cause or by her for good cause, then any unvested RSUs that would have vested as of the first anniversary of her termination of employment will vest upon any such termination. Additionally, if such termination occurs within 24 months following a change of control, then the RSUs will become fully vested upon such termination.

Performance Stock Unit

Ms. Lurker’s PSU grant vests as follows:

•	If the U.S. Food and Drug Administration (“FDA”) accepts the new drug application (“NDA”) for Durasert 3-year treatment for posterior segment uveitis on or before March 31, 2018, then 50% of one-third of the PSU grant vests on the date of such FDA acceptance (the “NDA Acceptance Date”) and the other 50% of one-third of the PSU grant will vest on the first anniversary of the NDA Acceptance Date, subject to Ms. Lurker’s continued employment with us through the applicable vesting date; and

•	If the FDA approves the NDA for Durasert 3-year treatment for posterior segment uveitis on or before March 31, 2019, then 50% of two-thirds of the PSU grant vests on the date of such NDA approval (the “NDA Approval Date”) and the other 50% of two-thirds of the PSU grant vests on the first anniversary of the NDA Approval Date, subject to Ms. Lurker’s continued employment with us through the applicable vesting date.

Each of the 115,000 PSUs represents the right to receive one share of Common Stock. If Ms. Lurker’s employment with us terminates for any reason prior to the vesting of the PSUs, then any unvested PSUs will be immediately and automatically forfeited upon such termination. The stock option, RSU and PSU awards will be made subject to and governed by the terms and conditions of the 2016 Plan.

The proposed grants are being issued for no cash consideration and there are no loans being made in relation to the proposed grants. Accordingly, no funds are being raised in connection with the grant of securities contemplated by this Proposal No. 4.

Voting Exclusion Statement

We will disregard any votes cast in respect of Proposal No. 4 by a person who is to receive securities in relation to this Proposal No. 4 and any associates of those persons. However, we need not disregard a vote cast on Proposal No. 4 if:

•	it is cast by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy card; or

•	it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy card to vote as the proxy decides.

THE BOARD (EXCLUDING NANCY LURKER WHO ABSTAINS FROM MAKING A RECOMMENDATION DUE TO HER PERSONAL INTEREST IN THE PROPOSAL) RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 4 TO APPROVE THE GRANT OF STOCK OPTIONS, RSUS AND PSUS TO MS. LURKER.

PROPOSALS 5-10

APPROVAL OF THE GRANT OF STOCK OPTIONS AND/OR DEFERRED STOCK UNITS TO OUR NON-EXECUTIVE DIRECTORS

The Compensation Committee has granted, subject to stockholder approval for purposes of ASX Listing Rule 10.14, stock options and/or deferred stock units to our six non-executive directors under the 2016 Plan, as follows:

•	an annual grant of 20,000 stock options and 17,500 deferred stock units to David J. Mazzo, the Chairman of the Board;

•	an annual grant of 20,000 stock options and 12,500 deferred stock units to Michael W. Rogers;

•	an annual grant of 20,000 stock options and 12,500 deferred stock units to Douglas Godshall;

•	an annual grant of 20,000 stock options and 12,500 deferred stock units to James Barry;

•	an annual grant of 20,000 stock options and 12,500 deferred stock units to Jay Duker; and

•	an initial grant of 40,000 stock options to Kristine Peterson in connection with her appointment as a director.

The Compensation Committee has determined that (i) an initial grant to new directors of an option to purchase 40,000 shares and (ii) annual grants to existing directors of an option to purchase 20,000 shares and deferred stock units to acquire 12,500 shares are appropriate to recruit and retain high-quality directors and are consistent with competitive director equity compensation in peer companies. The Compensation Committee has further determined that the larger annual grant of 17,500 deferred stock units to the chairman of the Board is appropriate to reflect the additional contribution and time commitment of that role. In determining each of these equity grants, the Compensation Committee sought the advice of its compensation consulting firm, Radford, and considered peer group and survey information.

We will issue certificates representing the awards within one month of stockholder approval. The equity grants will not have any effect upon the rights of existing security holders, except a potential reduction of each existing security holder’s percentage ownership in our company by up to approximately 0.46%.

Material Terms of the Equity Grants

Stock Options

The option grants to Dr. Mazzo, Mr. Rogers, Mr. Godshall, Dr. Barry and Dr. Duker are annual director grants of an option to purchase 20,000 shares at an exercise price of US$1.77 per share, equal to the closing price on NASDAQ of a share of our Common Stock on June 27, 2017, the date the Compensation Committee approved their grants. These options vest and become exercisable on June 27, 2018, the first anniversary of such approval date, subject to the director’s continued service on the Board through such date, and expire on the tenth anniversary of such approval date.

The option grant to Ms. Peterson is an initial new director grant of an option to purchase 40,000 shares at an exercise price of US$1.77 per share, equal to the closing price on NASDAQ of a share of our Common Stock on June 27, 2017, the date of her appointment and the date the Compensation Committee approved her grant. This option vests and becomes exercisable in three equal annual installments commencing June 27, 2018, subject to Ms. Peterson’s continued service on the Board through the applicable vesting date, and expires on the tenth anniversary of such approval date.

If a director’s Board service is terminated after a qualifying change of control, the option granted to that director automatically vests and remains exercisable until the earlier of (i) one year following such termination and (ii) the option expiration date. The options are subject to the terms of the 2016 Plan.

Deferred Stock Units

The deferred stock unit grants to each of Dr. Mazzo, Mr. Rogers, Mr. Godshall, Dr. Barry and Dr. Duker vest on June 27, 2018, the first anniversary of the approval date, subject to the director’s continued service on the Board through such date, and the shares of Common Stock underlying each vested deferred stock unit will be delivered to the applicable grantee upon the earlier of (i) his termination of service on the Board and (ii) the occurrence of a “change of control” (as defined in the applicable award agreement) that constitutes a “change in the ownership or effective control of” our company or “a change in the ownership of a substantial portion of the assets of” our company, in each case, as determined under Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.

The proposed grants are being issued for no cash consideration. Accordingly, no funds are being raised in connection with the grants of securities contemplated by Proposal Nos. 5 through 10. There are no loans being made in relation to the proposed grants and no directors or associates of directors have received securities under the 2008 Plan or 2016 Plan since the last grants approved by stockholders (which were 2016 option grants to non-executive directors under the 2008 Plan in the amount of 30,000 shares for Dr. Mazzo, 20,000 shares for each of Mr. Rogers, Mr. Godshall and Dr. Barry and 40,000 shares for Dr. Duker). All of our directors are entitled to participate in the 2016 Plan.

Voting Exclusion Statement

We will disregard any votes cast in respect of Proposal Nos. 5 through 10 by a person who is to receive securities in relation to Proposal Nos. 5 through 10 and any associates of those persons. However, we need not disregard a vote cast on Proposal Nos. 5 through 10 if:

•	it is cast by a person as proxy for a person who is entitled to vote, in accordance with the directions on the proxy card; or

•	it is cast by the person chairing the meeting as proxy for a person who is entitled to vote, in accordance with a direction on the proxy card to vote as the proxy decides.

THE BOARD (EXCLUDING DAVID J. MAZZO (WITH RESPECT TO PROPOSAL 5 ONLY), MICHAEL W. ROGERS (WITH RESPECT TO PROPOSAL 6 ONLY), DOUGLAS GODSHALL (WITH RESPECT TO PROPOSAL 7 ONLY), JAMES BARRY (WITH RESPECT TO PROPOSAL 8 ONLY), JAY DUKER (WITH RESPECT TO PROPOSAL 9 ONLY) AND KRISTINE PETERSON (WITH RESPECT TO PROPOSAL 10 ONLY) WHO DO NOT MAKE A RECOMMENDATION WITH RESPECT TO THE PROPOSAL IN PARENTHESIS AFTER THEIR NAME DUE TO THEIR PERSONAL INTEREST IN THAT PROPOSAL) RECOMMENDS THAT YOU VOTE FOR PROPOSAL NOS. 5 THROUGH 10 (INCLUSIVE) TO APPROVE THE EQUITY GRANTS TO THE NON-EXECUTIVE DIRECTORS.

PROPOSAL 11: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required under Section 14A of the Securities Exchange Act of 1934, as amended, the Board is submitting a “say on pay” proposal for stockholder consideration. While the vote on executive compensation is nonbinding and advisory, the Board and the Compensation Committee value the opinion of our stockholders, and to the extent there is any significant vote against the executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and evaluate what actions may be appropriate to address those concerns. Our current policy is to provide stockholders with an opportunity to approve the compensation of our Named Executive Officers each year at the annual meeting of stockholders. It is expected that the next such vote will occur at the 2018 annual meeting of stockholders.

Our Board and the Compensation Committee value the perspectives and concerns of our stockholders regarding executive compensation. We are therefore pleased to entertain stockholder views and receive comments about our executive compensation practices.

At our 2016 annual meeting of stockholders, we held an advisory vote on our Named Executive Officer compensation for fiscal 2016. This vote, commonly known as a “Say on Pay” vote, was approved by slightly more than 60% of the stockholder votes cast. Our research determined that two stockholders, both of which subsequently reported major sales of their positions, accounted for a majority of the protest voting, and that only 17.6% of our total outstanding shares voted against last year’s Say on Pay proposal.

During the last twelve months, our executives regularly held meetings with stockholders and participated in professional investor conferences, to hear stockholder views on our financial performance, strategic business plans, corporate governance, executive compensation and related subjects. While we did not receive particular stockholder feedback that warranted significant actions be undertaken to change our executive compensation program and practices during fiscal 2017, we will continue to regularly engage with stockholders and entertain their views, and also consult with professional advisors, regarding our Named Executive Officer compensation practices in the future.

The compensation of our Named Executive Officers is described starting on page 20 of this proxy statement, which includes the Compensation Discussion and Analysis (“CD&A”). The CD&A provides additional details on executive compensation, including our compensation philosophy and objectives, and the fiscal 2017 compensation of our Named Executive Officers.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of our Named Executive Officers as disclosed in the proxy statement for the 2017 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2017, and the other related tables and disclosures).”

THE BOARD RECOMMENDS THAT YOU VOTE, ON AN ADVISORY BASIS, FOR PROPOSAL NO. 11 TO APPROVE OUR 2017 EXECUTIVE COMPENSATION.

PROPOSAL 12

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit and Compliance Committee has appointed Deloitte to serve as our independent registered public accounting firm and to audit our financial statements and our internal control over financial reporting for fiscal 2018. Although ratification is not required, we are seeking stockholder approval of the selection as a matter of good corporate practice. If stockholders do not ratify the appointment, then the Audit and Compliance Committee will consider whether it is appropriate to select a different independent registered public accounting firm or to continue Deloitte’s appointment as our independent registered public accounting firm. Even if stockholders do ratify the appointment, the Audit and Compliance Committee in its discretion may select a different independent registered public accounting firm at any time during the year, if the Audit and Compliance Committee determines that such a change would be in our and our stockholders’ best interests.

Deloitte was our independent registered public accounting firm for fiscal 2017. Deloitte is expected to have a representative present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

THE BOARD RECOMMENDS THAT YOU VOTE FOR PROPOSAL NO. 12 TO RATIFY OUR SELECTION OF DELOITTE AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

Accounting Fees and Services

The following table sets forth the total fees paid to Deloitte and its affiliates with respect to fiscal 2017 and 2016:

	Fiscal Year Ended June 30,
	2017	2016
	(In thousands)
Audit fees(1)	$404	$425
Audit-related fees(2)	48	77
Tax fees(3)	66	54
All other fees(4)	3	3

	$521	$559

(1)	Audit fees relate to professional services rendered in connection with the annual audit of our consolidated financial statements and internal control over financial reporting, the reviews of the condensed consolidated financial statements performed in connection with each of our Quarterly Reports on Form 10-Q and the statutory audit of our wholly-owned United Kingdom subsidiary.

(2)	These are fees for assurance and related services that are reasonably related to performance of the audit and review of our financial statements, and which are not reported under “Audit fees”. These services in fiscal 2017 were related to a comfort letter in connection with establishing our ATM program in February 2017 and review of our Form S-8 registration statement. These services in fiscal 2016 were related to a comfort letter in connection with our underwritten public offering in January 2016 and review of our Form S-3 shelf registration statement filed in November 2015.

(3)	Tax fees paid to Deloitte for fiscal 2017 and 2016 were related to the preparation of various corporate tax returns as well as tax advice.

(4)	All other fees relate to a subscription to Deloitte’s on-line accounting research database.

Our policies require the Audit and Compliance Committee to pre-approve all audit and permitted non-audit services provided by the independent registered public accounting firm, including engagement fees and terms. The Audit and Compliance Committee may delegate pre-approval authority to one or more of its members, who will report any pre-approval decisions to the full committee at its next scheduled meeting, but may not delegate pre-approval authority to members of management. The Audit and Compliance Committee may approve only those non-audit services classified as “all other services” that it believes to be routine and recurring services, to be consistent with SEC rules and to not impair the auditor’s independence with respect to us. The Audit and Compliance Committee reviewed and pre-approved all audit services and permitted non-audit services performed during fiscal 2017 and 2016.

INFORMATION ABOUT STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Stockholder proposals for inclusion in our proxy statement: To be eligible for inclusion in our proxy statement and form of proxy relating to our 2018 Annual Meeting of Stockholders (the “2018 Annual Meeting”), stockholder proposals must be submitted pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended, and received at our principal executive offices no later than July 18, 2018, which is 120 calendar days before November 15, 2018—the anniversary of the date this proxy statement was released to stockholders in connection with the Annual Meeting. If the date of the 2018 Annual Meeting date is changed by more than 30 days from the anniversary date of the Annual Meeting on December 15, 2017, then the deadline is a reasonable time before we begin to print and mail proxy materials.

Other stockholder proposals: A nomination of one or more persons for election as a director or any other stockholder proposal not included in our proxy statement for the 2018 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to our Secretary at our principal executive offices and otherwise complies with the provisions of our By-Laws. To be timely, our By-Laws provide that we must receive the stockholder’s notice: (i) not less than 60 days in advance of the meeting if the meeting is to be held on a day which is within 30 days preceding the anniversary of the Annual Meeting, (ii) not less than 90 days in advance of the meeting if the meeting is to be held on or after the anniversary of the Annual Meeting, and (iii) in any other cases, not more than 15 days following the date on which notice or public disclosure (as defined in our By-Laws) of the date of the 2018 Annual Meeting is made.

We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing requirements and with the SEC regulations regarding stockholder proposals.

HOUSEHOLDING OF PROXY MATERIALS

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, stockholders of record who have the same address and last name will receive only one copy of this proxy statement and our Annual Report, unless we are notified that one or more of these stockholders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of this proxy statement and our Annual Report, or if you hold our stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary by mail, c/o pSivida Corp., 480 Pleasant Street, Watertown, MA 02472, or by phone at (617) 926-5000. If you participate in householding and wish to receive a separate copy of this proxy statement and our Annual Report, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above.

If your shares are held in street name through a broker, bank or other intermediary, please contact your broker, bank or intermediary directly if you have questions, require additional copies of this proxy statement or our Annual Report or wish to receive a single copy of such materials in the future for all beneficial owners of shares of our Common Stock sharing an address.

AVAILABILITY OF ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report, consisting of our Form 10-K, has been made available or mailed concurrently with this proxy statement, without charge, to stockholders entitled to notice of and to vote at the Annual Meeting, provided that we have not included the exhibits to the Annual Report. We will provide copies of the exhibits to the Annual Report upon request by eligible stockholders, provided that we may impose a reasonable fee for providing such exhibits, which is limited to our reasonable expenses. Requests for copies of such exhibits should be mailed to our Corporate Secretary by mail, c/o pSivida Corp., 480 Pleasant Street, Watertown, MA 02472.

OTHER BUSINESS

At the time of mailing this proxy statement, we do not know of any other matter that properly may come before the Annual Meeting, and do not intend to present any other matter. However, if any other matters properly come before the meeting or any adjournment, the persons named as proxies will be able to vote on those matters in accordance with their own judgment.

If there are insufficient votes to approve the proposals, your proxy may be voted by the persons named in the proxy to adjourn the Annual Meeting in order to solicit additional proxies in favor of the approval of such proposals. If the Annual Meeting is adjourned or postponed for any purpose, at any subsequent reconvening of the meeting your proxy will be voted in the same manner as it would have been voted at the original convening of the Annual Meeting unless you withdraw or revoke your proxy. Your proxy may be voted in this manner even though it may have been voted on the same or any other matter at a previous session of the Annual Meeting.

IMPORTANT ANNUAL MEETING INFORMATION 000004 ENDORSEMENT LINE SACKPACK    MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Admission Ticket C123456789 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on December 15, 2017. Vote by Internet    Go to www.envisionreports.com/PSDV    Or scan the QR code with your smartphone    Follow the steps outlined on the secure website Vote by telephone    Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone    Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    A The Board of Directors recommends you vote FOR ALL the following nominees: 1. Election of Directors: 01—David J. Mazzo                02—Nancy Lurker 03—Michael Rogers 04—Douglas Godshall 05—James Barry 06—Jay Duker 07—Kristine Peterson Mark here to vote Mark here to WITHHOLD For All EXCEPT—To withhold authority to vote for any individual nominee(s), mark FOR all nominees vote from all nominees “For All Except” and write the number(s) of the nominee(s) on the line below. B The Board of Directors recommends you vote FOR the following proposals: 2. Ratification of the issuance of 5,843,313 shares of Common Stock between For Withhold Abstain For Withhold Abstain 3. Approval of the issuance of equity securities up to May 9, 2017 and October 27, 2017 pursuant to Australian Securities Exchange 10% of the Company’s issued capital (calculated in (“ASX”) Listing Rule 7.4 on the terms and conditions disclosed in the proxy accordance with the formula prescribed in ASX statement to refresh the Company’s capacity to issue shares of common stock Listing Rule 7.1A). without prior stockholder approval pursuant to ASX Listing Rule 7.1. 4. Approval of stock option grant, restricted stock unit grant and 5. Approval of stock option grant and deferred stock performance stock unit grant to CEO Nancy Lurker. unit grant to David J. Mazzo. 6. Approval of stock option grant and deferred stock unit grant to 7. Approval of stock option grant and deferred stock Michael W. Rogers. unit grant to Douglas Godshall. 8. Approval of stock option grant and deferred stock unit grant to 9. Approval of stock option grant and deferred stock James Barry. unit grant to Jay Duker. 10. Approval of stock option grant to Kristine Peterson. 11. Approval on an advisory basis of pSivida Corp.’s 2017 executive compensation. 12. Ratification of the appointment of Deloitte & Touche LLP. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on December 15, 2017: The proxy statement and the Annual Report for our fiscal year ended June 30, 2017 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.    C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1UPX 3531971 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 02PIMB

2017 Annual Meeting Admission Ticket 2017 Annual Meeting of pSivida Corp. Stockholders Friday, December 15, 2017, 9 a.m. (EST) 480 Pleasant Street, Watertown, Massachusetts 02472 Upon arrival, please present this admission ticket and photo identification at the registration desk. You may obtain directions to the Annual Meeting by calling our office at (617) 972-6235 or e-mailing our office at afandel@psivida.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on December 15, 2017: The proxy statement and the Annual Report for our fiscal year ended June 30, 2017 are available at www.edocumentview.com/PSDV for street holders and www.envisionreports.com/PSDV for registered holders.    IF YOU HAVE NOT VOTED VIA THE INTERNET
OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    Proxy — pSivida Corp. Notice of 2017 Annual Meeting of Stockholders Proxy Solicited by the Board of Directors for the Annual Meeting of Stockholders — December 15, 2017 The undersigned hereby appoints Nancy S. Lurker and Leonard S. Ross, and each of them, each with the full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of pSivida Corp. to be held on Friday, December 15, 2017 or at any postponement or adjournment thereof. Shares represented by this proxy will be voted in the manner directed by the stockholder. If no such directions are indicated, each of the Proxies will have authority to vote FOR the election of all nominees, and FOR proposals 2, 3, 4, 5, 6, 7, 8, 9, 10, 11 and 12. In his or her discretion, each of the Proxies is authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.) C Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. D Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A—D ON BOTH SIDES OF THIS CARD. +